Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

SASOL CHEMICALS (USA) LLC,

LOUISIANA INTEGRATED POLYETHYLENE JV LLC,

LYONDELLBASELL LC OFFTAKE LLC

AND, SOLELY FOR PURPOSES OF SECTION 2.07,

LYONDELL CHEMICAL COMPANY

AND, SOLELY FOR PURPOSES OF SECTION 6.05,

SASOL LIMITED

OCTOBER 1, 2020

1

TABLE OF CONTENTS

i

SCHEDULES

Schedule A	LCCP Close Out Report
Schedule B	Process and Maintenance Inventory
Schedule C	Product Inventory
Schedule D	Sasol Guaranties
Schedule E	Asset Repair Loss Value
Schedule F	Asset Repair Escrow Release Value

Disclosure Schedule

EXHIBITS

Exhibit A	Business Separation Agreement
Exhibit B	A&R LLC Agreement
Exhibit C	Employee Matters Agreement
Exhibit D	Ground Lease Agreement
Exhibit E	Membership Interest Assignment
Exhibit F	Operating Services Agreement
Exhibit G	Marketing Agreement
Exhibit H	Reciprocal Servitude Agreement Term Sheet
Exhibit I	Services Agreements Term Sheets
Exhibit J	Shared Permit Agreement Term Sheet
Exhibit K	Hexene Supply Agreement Term Sheet
Exhibit L	Tolling Agreement Term Sheet
Exhibit M	Transition Services Agreement Term Sheet
Exhibit N	Certificate of Non-Foreign Status
Exhibit O	Form of Act of Conveyance

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of October 1, 2020 (the “Execution Date”), is entered into by and among Sasol Chemicals (USA) LLC, a Delaware limited liability company (the “Existing Member”), Louisiana Integrated PolyEthylene JV LLC, a Delaware limited liability company (the “Company”), LyondellBasell LC Offtake LLC, a Delaware limited liability company (the “New Member”), and, solely for purposes of Section 2.07, Lyondell Chemical Company, a Delaware corporation (the “New Member Guarantor”), and, solely for purposes of Section 6.05, Sasol Limited, a corporation organized and existing under the laws of the Republic of South Africa (“Sasol Limited”). Each of the Existing Member, the Company and the New Member is referred to herein individually, as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Existing Member owns all of the issued and outstanding membership interests of the Company (such membership interests, collectively, the “Membership Interests”);

WHEREAS, pursuant to that certain Business Separation Agreement by and between the Existing Member, the New Member and the Company, dated as of the Execution Date and attached hereto as Exhibit A hereto (the “Business Separation Agreement”), the Existing Member, in accordance with the Reorganization, will contribute or cause to be contributed to the Company the Assets immediately prior to the Closing;

WHEREAS, on and subject to the terms and conditions set forth in this Agreement, the New Member desires to acquire from the Existing Member, and the Existing Member desires to sell to the New Member, fifty percent (50%) of the aggregate Membership Interests (the “New Member Interests”) in consideration for payment by the New Member of the New Member Closing Payment Amount to the Existing Member; and

WHEREAS, immediately following the Closing, the Membership Interests will be owned fifty percent (50%) by the Existing Member and fifty percent (50%) by the New Member.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, and, solely for purposes of Section 2.07, the New Member Guarantor, and, solely for purposes of Section 6.05, Sasol Limited, agree as follows:

Article I.
DEFINITIONS AND CONSTRUCTION

Section 1.01        Definitions. Subject to Section 1.02, as used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“A&R LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, to be entered into in connection with the Closing, in substantially the form attached hereto as Exhibit B.

“Action” means any action, claim, suit, complaint, audit, investigation, inquiry, arbitration, or proceeding by or before any court or other Governmental Authority or arbitrator.

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” means this Membership Interest Purchase Agreement, including all exhibits and schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Allocation” has the meaning given to it in Section 9.03.

“Alternative Transaction” has the meaning given to it in Section 6.20.

“Alternative Transaction Arrangement” has the meaning given to it in Section 10.02(c).

“Alternative Transaction Fee” has the meaning given to it in Section 10.02(c).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Asset Loss Value” has the meaning given to it in Section 6.11(b).

“Asset Repair Escrow Account” means an interest bearing escrow account established pursuant to the terms of the Escrow Agreement.

“Asset Repair Escrow Release Date” has the meaning given to it in Section 6.11(c).

“Asset Repair Report” has the meaning given to it in Section 6.11(b).

“Asset Repair Work List” has the meaning given to it in Section 6.11(b).

“Asset Repairs” has the meaning given to it in Section 6.11(a).

“Asset Taxes” means all ad valorem, real property, personal property, sales, use and all other Taxes and similar obligations, in each case, assessed against or with respect to the Assets or based upon or measured by the acquisition, ownership and operation of the Assets, but not including Income Taxes and Transfer Taxes.

“Assets” means the Transferred Assets.

“Audited Financial Statements” has the meaning given to it in Section 6.15.

“Available Employee” has the meaning given to it in the Employee Matters Agreement.

“Balance Sheet” means the unaudited extracts of the Assets and liabilities of the Business as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2020.

“Benefit Plan” means any (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is subject to ERISA), (b) incentive compensation, stock option, equity or equity-based, bonus or deferred compensation plan or arrangement, (c) employment, consulting, severance, retention, or change in control plan, arrangement or policy, (d) vacation practice or other paid time off program and (e) each other benefit, fringe benefit, or compensation plan, program, Contract, agreement, arrangement, policy or commitment.

“Binder Agreement” has the meaning given to it in Section 6.09(a).

“Business” means the Transferred Business.

“Business Benefit Plans” has the meaning given to it in Section 3.17(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close by Law.

“Business Employee” has the meaning given to it in the Employee Matters Agreement.

“Business Permits” has the meaning given to it in Section 3.07(b).

“Business Separation Agreement” has the meaning given to it in the recitals.

“Casualty Loss” has the meaning given to it in Section 6.10.

“Claim” has the meaning given to it in Section 11.04(a).

“Claim Notice” has the meaning given to it in Section 11.04(a).

“Closing” has the meaning given to it in Section 2.04.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means fifty percent (50%) of all Indebtedness of the Company as of the Effective Time, provided, however, that the calculation of Closing Indebtedness shall exclude all of the Indebtedness to the extent set forth or described on Section 1.01(a) of the Disclosure Schedule up to an aggregate amount equal to the sum of (a) the aggregate amount attributable to the Company as set forth on Section 1.01(a) of the Disclosure Schedule plus (b) any interest accrued from the date hereof until the Effective Time in accordance with the agreements listed or described on Section 1.01(a) of the Disclosure Schedule, as such agreements are in effect as of the date hereof and without modification thereto.

“Closing Process and Maintenance Inventory” means the Process and Maintenance Inventory that the Existing Member shall convey, transfer, assign and deliver to the Company at the Closing pursuant to and in accordance with Section 6.04 and the Business Separation Agreement.

“Closing Process and Maintenance Inventory Amount” has the meaning given to it in Section 2.03(b).

“Closing Product Inventory” means the Product Inventory that the Existing Member shall convey, transfer, assign and deliver to the New Member at the Closing pursuant to and in accordance with Section 6.04 and the Business Separation Agreement.

“Closing Product Inventory Amount” has the meaning given to it in Section 2.03(b).

“Closing Statement” has the meaning given to it in Section 2.03(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning given to it in Section 3.14(a)(xvi).

“Companies Act” means the Companies Act of the Republic of South Africa No. 71 of 2008, as amended.

“Company” has the meaning given to it in the preamble.

“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade, including the HSR Act, the Clayton Antitrust Act of 1914, the Sherman Act of 1890, the Federal Trade Commission Act of 1914 and any other federal, state, or antitrust, competition or merger control foreign Laws.

“Completed Asset” has the meaning given to it in Section 6.11(c).

“Confidential Information” has the meaning given to it in Section 6.19.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Sasol Limited and Lyondell Chemical Company, dated April 16, 2020.

“Consent Request Notice” has the meaning given to it in Section 6.06.

“Consents” means any of the following: Permits, consents, approvals, exemptions, waivers, clearances, waiting period expirations or terminations or authorizations.

“Contract” means any written or oral agreement, contract, lease, license, commitment, undertaking or other instrument.

“Contracting Parties” has the meaning given to it in Section 12.14.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise.

“Cutoff Date” has the meaning given to it in Section 11.06(a).

“Dedicated Employee” has the meaning given to it in the Employee Matters Agreement.

“Definitive Ancillary Agreements” has the meaning given to it in Section 6.21.

“Disclosure Schedule” means the disclosure schedule prepared by the Parties and attached to this Agreement.

“Dispute Notice” has the meaning given to it in Section 2.03(c).

“Disputed Item” has the meaning given to it in Section 2.03(c).

“EAR” means the Export Administration Regulations.

“Easements” means all easements, rights of way, servitudes, property use agreements, line rights, surface leases, and real property licenses (including right of way Permits from railroads and road crossing Permits or other right of way Permits from any Governmental Authority) relating to (a) Real Property used in the Business, including, without limitation, (i) Real Property used in the Business and granted by Persons other than the members of the Sasol Group, and (ii) Real Property used in the Business and granted to Persons other than members of the Sasol Group, and/or (b) any Sasol Servitude.

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Emergency Operations” means, as determined in the reasonable good faith of the Existing Member, operations in respect of the Company necessary to respond to or alleviate the imminent or immediate compromise of or risk of compromise of (a) the health or safety of any Person or natural resources (including wildlife) or the environment or (b) the safety or operational condition of, or substantial damage to, any of the assets of the Company or the property of any other Person.

“Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of the Execution Date, by and between the Company, the Existing Member and the New Member and attached hereto as Exhibit C.

“Environmental Law” means any and all Law related to pollution, process safety, protection of the environment (including natural resources and indoor air quality), the generation, use, handling, storage, Release, marketing, labeling, registration, notification, packaging, import, distribution or disposal of Hazardous Materials (including the investigation, monitoring or remediation of contamination), or health and safety (to the extent relating to exposures to Hazardous Materials) including, without limitation, Process Safety Laws, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act of 1970, in each case as has been amended or will be amended in the future, their corresponding regulations and comparable state and local counterparts, including, without limitation, the Louisiana Environmental Quality Act and the Louisiana Hazardous Waste Control Law.

“Environmental Liabilities” means all Liabilities arising under, resulting from or in connection with any Environmental Laws, including those arising from or related to (a) any presence, generation, storage, management, handling, use, transportation, treatment, disposal, marketing, labeling, registration, notification, packaging, import, distribution, Release, investigation, monitoring or remediation of, or exposure of any Person to, Hazardous Materials, including any off-site impacts associated with the migration of any such Release of Hazardous Materials, (b) any compliance or non-compliance with Environmental Law or Environmental Permits, (c) any damage, injury, threat, nuisance, or harm to human health or safety (to the extent relating to exposure to any Hazardous Materials), natural resources or the environment, or (d) any other Liabilities arising under Environmental Laws, including, in each case, all containment, investigation, cleanup, remediation, mitigation, corrective action, monitoring, or post-closing monitoring costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, injunctive relief, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with any of the foregoing.

“Environmental Permit” means any Permit issued or required under Environmental Law.

“Equistar Chemicals” means Equistar Chemicals, LP, a Delaware limited partnership.

“Equity Interests” means, with respect to any Person that is not a natural person, as applicable: (a) capital stock, partnership (whether general or limited), or membership interests or units, any other equity interests or share capital of such Person; (b) any warrants, Contracts, or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, units, or other equity interests or share capital of such Person; (c) any share appreciation rights, phantom share rights, or other similar rights with respect to such Person or its business; (d) any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, such Person; and (e) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, in each case whether voting or nonvoting, and whether or not outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) that, together with such Person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means a nationally recognized banking institution to be mutually agreed to by the Parties.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the New Member, the Existing Member and the Escrow Agent.

“Estimated Closing Indebtedness” has the meaning given to it in Section 2.03(a).

“Estimated Restoration Cost” has the meaning given to it in Section 6.10.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the EAR, the ITAR, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Execution Date” has the meaning given to it in the preamble.

“Existing Member” has the meaning given to it in the preamble.

“Existing Member and Company Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.03, Section 3.04, Section 3.23, Section 3.24, Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.07.

“Existing Member and Company Fundamental and Special Representations” has the meaning given to it in Section 11.06(b).

“Existing Member’s Counsel” has the meaning given to it in Section 12.15.

“Existing Member Indemnitees” has the meaning given to it in Section 11.03.

“Exxon” means ExxonMobil Chemical Technology Licensing LLC, a Delaware limited liability company.

“Exxon License” means that certain High Pressure Polyethylene Technology License Agreement, by and between the Existing Member and Exxon, dated as of December 12, 2012.

“Filing” has the meaning given to it in Section 3.03(b).

“Final Asset Repair Escrow Release Date” has the meaning given to it in Section 6.11(c).

“Forum” has the meaning given to it in Section 12.12(b).

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, or local or foreign or multinational government (including, for the avoidance of doubt, the government of South Africa) or political subdivision thereof, agency, board, commission, legislature, court of competent jurisdiction, arbitral body acting on behalf of a governmental authority, or other governmental, judicial, administrative, taxation or regulatory authority or instrumentality.

“Ground Lease Agreement” means that certain Ground Lease Agreement, to be entered into in connection with the Closing as required by Section 6.23, by and between the Company and the Existing Member in substantially the form attached hereto as Exhibit D.

“Guarantee Release” has the meaning given to it in Section 6.08(b).

“Hazardous Material” means (a) oil and petroleum products, asbestos, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, and noxious odor and (b) any other substances, materials or wastes listed, defined, designated, or classified as a pollutant or contaminant or as hazardous, toxic or radioactive pursuant to, or that are otherwise regulated under, or for which Liability may be imposed pursuant to, any Environmental Law.

“Hexene Supply Agreement” means that certain 1-Hexene Supply Agreement by and between the Company and the Existing Member to be entered into in connection with the Closing consistent with the term sheet set forth on Exhibit K attached hereto and such other terms agreed to by the Parties in connection with fulfilling their respective obligations pursuant to Section 6.21.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union.

“Income Taxes” means any Taxes based upon or measured by income, profits, margin revenues or similar measure(s), including (without limitation) any franchise, capital gains and net worth Taxes.

“Incomplete Asset Repairs” has the meaning given to it in Section 6.11(b).

“Indebtedness” means, without duplication, any of the following obligations, including any Support Obligations: (a) any indebtedness for borrowed money (whether or not contingent, and including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs); (b) any obligations evidenced by bonds, mortgages, debentures, notes, or other similar instruments or debt securities; (c) any swap, collar, hedge, cap, derivative instrument or similar instruments or Contracts; (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities, other than trade payables; (e) all obligations recorded or required to be recorded as finance leases or operating leases in accordance with IFRS; (f) all obligations for the acquisition of debt or Equity Interests or the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance other than current accounts payable or accrued expenses incurred in the Ordinary Course of Business; (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (h) all deferred rent obligations; (i) any obligations of a Person secured by a Lien; (j) any guaranty of any of the preceding clauses (a) through (i); (k) any accrued and unpaid interest owed with respect to any obligation described in the preceding clauses (a) through (j); (l) all fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees or make-whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (a) through (j); and (m) any items set forth on Section 1.01(b) of the Disclosure Schedule.

“Indemnitee” has the meaning given to it in Section 11.04(a).

“Indemnitor” has the meaning given to it in Section 11.04(a).

“Indemnity Deductible” has the meaning given to it in Section 11.06(b).

“Indemnity Escrow Account” means an interest bearing escrow account established pursuant to the terms of the Escrow Agreement.

“Indemnity Escrow Amount” means an amount equal to seven million five hundred thousand dollars ($7,500,000).

“Indemnity Threshold” has the meaning given to it in Section 11.06(b).

“Independent Accountant” has the meaning given to it in Section 2.03(e).

“Insurance Policies” has the meaning given to it in Section 3.09.

“Intellectual Property” means all intellectual property arising under the Laws of any jurisdiction, including all (a)  patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, and any other intellectual property rights in inventions and discoveries (whether or not patentable or reduced to practice), (b) trademarks, service marks, service names, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) intellectual property rights in domain names, (d) intellectual property rights in published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (e) intellectual property rights in computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, and (f) trade secrets and all other intellectual property rights in confidential or proprietary information (including know-how), and all rights to limit the use or disclosure thereof.

“Interim Period” means the period from and after Execution Date and until the Closing.

“Investor Member Transferred Assets” has the meaning given to it in the Business Separation Agreement.

“IT Assets” has the meaning given to it in Section 3.19(e).

“ITAR” means the International Traffic in Arms Regulations.

“Knowledge,” with respect to the Company and the Existing Member, means the actual knowledge, after reasonable inquiry, of Mike Thomas, Mark Schnell, Costa Mutzuris, Mike Biesheuvel and Cobus Botha.

“kT” means one thousand (1,000) metric tons.

“Law” means any and all laws (including common law), acts, statutes, constitutions, rules, standards, regulations, ordinances, codes (including the Code), Orders, and other pronouncements or policies of any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority) having the effect of law.

“LCCP” has the meaning given to it in the Business Separation Agreement.

“LCCP Close Out Report” means the report attached hereto as Schedule A.

“LCCP Cracker” means the Existing Member’s ethane cracker located at the LCCP Cracker Facility.

“LCCP Cracker Facility” has the meaning given to it in the Business Separation Agreement.

“LCCP Real Property” means the land identified on the LCCP Real Property perimeter map set forth on Section 1.01(c) of the Disclosure Schedule, together with all of Existing Member’s right, title and interest in and to all buildings, structures, improvements and fixtures located thereon, and all Easements and other rights and interests appurtenant thereto, in each case, to the extent not included as part of the Transferred Asset at Closing pursuant to the Business Separation Agreement, to be agreed upon prior to Closing, but excluding any Retained Assets.

“LCCP Real Property Conveyance” has the meaning given to it in Section 6.23.

“LDPE Facility” has the meaning set forth in the Business Separation Agreement.

“LDPE Unit” means the Existing Member’s low-density polyethylene unit located at the LDPE Facility.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Existing Member or any of its Affiliates in connection with the ownership or operation of the Assets or the Business.

“Liability” means any Indebtedness, obligations, Taxes, duties, warranties or liabilities of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), regardless of whether any such Indebtedness, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with IFRS.

“Licensee Party” means Sasol or one of its Affiliates, as licensee under a Material License Agreement.

“Licensor Party” means each of Exxon, Technip or Univation.

“Lien” means any mortgage, pledge, charge, lien, privilege, encumbrance, charge, financing statement, security interest, Easement, Sasol Servitude, license, lease, mineral lease, mineral reservations, plat restriction, deed restriction, option, right of first refusal or other preferential purchase right, adverse right, claim or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), except for such transfer restrictions of general applicability as may be provided under the 1933 Act and the “blue sky” laws of the various states of the United States.

“Loss” means any and all judgments, losses, Liabilities, damages, Taxes, fines, settlements, penalties, deficiencies, costs, and expenses (including court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses incurred in connection with investigation or defense).

“Marketing Agreement” means that certain Marketing Agreement, to be entered into in connection with the Closing, by and between the Existing Member and Equistar Chemicals, in substantially the form attached hereto as Exhibit E.

“Material Adverse Effect” means any change, condition, effect, event, circumstance, occurrence, development or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of the Company, the Business and the Assets as a whole or (b) the ability of the Existing Member or the Company to timely consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the chemicals and petrochemicals industries in which the Assets operate, whether international, national, regional, state, provincial or local; (ii) changes in general regulatory or political conditions, including any acts of war or terrorist activities, in any jurisdiction in which the Assets operate; (iii) the occurrence, continuation or worsening of any act of God, weather, meteorological events, or other natural disasters or national or international pandemic (including the COVID-19 virus); (iv) changes or adverse conditions in the commodities, financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any commodity, security, market index or any adverse changes in interest or exchange rates; (v) changes in Law, IFRS or other accounting principles or regulatory policy or the interpretation or enforcement thereof; (vi) the announcement, pendency, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby; (vii) failure by the Sasol Group to meet any projections or forecasts relating to the Business for any period occurring on or after the Execution Date (provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); (viii) any resignation by, termination of, repudiation or non-acceptance of the Company’s employment offer by, one or more employees or other individuals providing services with respect to the Business; (ix) the failure of any written consent or approval required to be obtained pursuant to Section 6.06; (x) actions or omissions taken by the New Member in accordance with this Agreement or any Transaction Document; or (xi) actions or omissions required to be taken or not taken by the Sasol Group in accordance with this Agreement or any Transaction Document or consented to in writing by the New Member or any of its Affiliates, except, in the case of clauses (i) through (v), to the extent that any such change, event, circumstance, occurrence, or development has a disproportionate effect on the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of the Company, the Business and the Assets, taken as a whole, relative to similarly situated industry participants.

“Material Contracts” has the meaning given to it in Section 3.14(a).

“Material License Agreement” means each of the Exxon License, the Technip License and the Univation License.

“Membership Interest Assignment” means that certain Membership Interest Assignment, to be entered into in connection with the Closing, by and between the Existing Member and the New Member, in substantially the form attached hereto as Exhibit E.

“Membership Interests” has the meaning given to it in the recitals.

“New Member” has the meaning given to it in the preamble.

“New Member Base Payment Amount” means an amount equal to two billion dollars ($2,000,000,000).

“New Member Closing Payment Amount” means an amount equal to: (a) the New Member Base Payment Amount; minus (b) the Estimated Closing Indebtedness.

“New Member Fundamental Claims” has the meaning given to it in Section 11.06(c).

“New Member Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.05 and Section 5.07.

“New Member Guarantor” has the meaning given to it in the preamble.

“New Member Guaranty” has the meaning given to it in Section 2.07.

“New Member Indemnitees” has the meaning given to it in Section 11.02.

“New Member Interests” has the meaning given to it in the recitals.

“New Member Material Adverse Effect” means any change, circumstance, condition, effect, event, occurrence, or development that would, individually or in the aggregate, reasonably be expected to prevent, materially impede, or materially delay the ability of the New Member to timely consummate the transactions contemplated by this Agreement.

“Nonparty Affiliate” has the meaning given to it in Section 12.14.

“Obligations” has the meaning given to it in Section 2.07.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Operating Services Agreement” means that certain Operating Services Agreement, to be entered into in connection with the Closing, by and between the Company and Equistar Chemicals, in substantially the form attached hereto as Exhibit F.

“Order” means any order, writ, judgment, injunction, decree, ruling, award, decision, stipulation, determination or award issued, made, rendered or entered by or with any Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to the Company and the Business, means in the ordinary course of business consistent with the Existing Member’s and its Affiliates’ historical custom and practice with respect to the Business; provided, that, for purposes of this Agreement, “Ordinary Course of Business” shall take into account any current or future reasonable modifications to the applicable Party’s operations in response to the continuation or worsening of the COVID-19 global pandemic to the extent such modifications are required by applicable Law or otherwise reasonably consistent with the policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and other Governmental Authorities, in each case, as determined in good faith by such Person.

“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, memorandum of incorporation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

“Outside Date” means March 31, 2021.

“Party” or “Parties” has the meaning given to it in the preamble.

“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, waivers, exemptions, orders, franchises, authorizations, allowances, emissions credits, and similar rights issued by any Governmental Authority.

“Permitted Liens” means any: (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar statutory Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which will be paid in the Ordinary Course of Business; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the Balance Sheet in accordance with IFRS; (c) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (d) pledges or deposits to secure public or statutory obligations or appeal bonds, (e) Liens that are released on or prior to the Closing; (f) with respect to the Real Property, Liens, encumbrances and restrictions (including leases, mineral leases, mineral reservations, Easements, Sasol Servitudes, servitudes, covenants, rights of way and similar restrictions of record) that (i) would be disclosed on or uncovered by a current title report, a current, accurate survey or a physical inspection of such Real Property, or (ii) are contained in any document filed or recorded in the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights therein (including rights of reverter, reservation and life estates), and in each case of clauses (i) and (ii), that are not violated by the current use of such affected real property and do not materially impair the current use, occupancy or value of the property subject thereto; (g) Liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract); (h) Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially impair the current use, occupancy or value of the property subject thereto; (i) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; and (j) Liens listed in Section 1.01(d) of the Disclosure Schedule.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Post-Closing Statement” has the meaning given to it in Section 2.03(b).

“Pre-Closing Taxes” has the meaning given to it in Section 9.01(a).

“Process and Maintenance Inventory” means the process and maintenance inventory described on Schedule B attached hereto.

“Process and Maintenance Inventory Amount Difference” means an amount equal to (a) the Closing Process and Maintenance Inventory Amount minus (b) the Target Process and Maintenance Inventory Amount (which amount may, for the avoidance of doubt, be zero (0), positive or negative).

“Process Safety Laws” means any Laws relating to the regulation of activities or operations associated with the Business or operation of the Real Property pursuant to: (a) Process Safety Management of Highly Hazardous Chemicals, Explosives and Blasting Agents (29 C.F.R. Part 1910 et seq.), as amended; (b) Chemical Accident Prevention Provisions (40 C.F.R. Part 68 et seq.), as amended; (c) Section 112(r) of the Clean Air Act (42 U.S.C. 7412(r)) and related rules and regulations; and (d) any similar state, local or parish Laws.

“Product” has the meaning given to it in the Marketing Agreement.

“Product Inventory” means, collectively, all of the Product Inventory Types set forth on Schedule C attached hereto.

“Product Inventory Type” means each type of product inventory listed under the heading “Inventory Type” as set forth on Schedule C attached hereto.

“Product Inventory Type Amount Difference” means, with respect to each Product Inventory Type, an amount equal to (a) the Closing Product Inventory Amount for such Product Inventory Type minus (b) the Target Product Inventory Type Amount for such Product Inventory Type (which amount may, for the avoidance of doubt, be zero (0), positive or negative).

“R&W Insurance Policy” has the meaning given to it in Section 6.09(a).

“R&W Insurance Policy Costs” has the meaning given to it in Section 2.06(a).

“RCRA Permit” has the meaning given to it in Section 6.23(c).

“Real Property” means, collectively, the Leased Real Property, the LCCP Real Property and any Easements.

“Real Property Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Existing Member or any of its Affiliates holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Existing Member or any of its Affiliates thereunder.

“Reciprocal Servitude Agreement” means that certain Reciprocal Servitude and Access Agreement by and between the Company and the Existing Member to be entered into in connection with the LCCP Real Property Conveyance consistent with the term sheet set forth on Exhibit H attached hereto and such other terms agreed to by the Parties in connection with fulfilling their respective obligations pursuant to Section 6.21.

“Related Party” with respect to any Person means (a) any Affiliate of such Person, and any director, officer, general partner or managing member of such Affiliate and (b) any Person who serves or within the past two (2) years has served as a director, officer, partner or managing member of, or in a similar capacity for, such Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, placing, discarding, abandoning, emptying, migrating, escaping, leaching, seeping, dumping, injection, disposal, or discharge of any Hazardous Material into or through the environment.

“Released Parties” has the meaning given to it in Section 6.24.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Reorganization” has the meaning given to it in the Business Separation Agreement.

“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equityholders, controlling persons, agents, attorneys, advisors, and other representatives.

“Resolution Period” has the meaning given to it in Section 2.03(e).

“Retained Assets” has the meaning given to it in the Business Separation Agreement.

“Retained Contracts” means the Material Contracts listed on Section 1.01(e) of the Disclosure Schedule.

“Retained Environmental Liabilities” has the meaning given to it in the Business Separation Agreement.

“Retained Liabilities” has the meaning given to it in the Business Separation Agreement.

“Sanctioned Country” means any country or region that is or has in the past five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (as of the Execution Date, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any person that is ordinarily resident in a Sanctioned Country.

“Sanctions Laws” means Laws relating to economic or trade sanctions, administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, or the European Union.

“Sasol” means Sasol (USA) Corporation, a Delaware corporation.

“Sasol Group” means Sasol, the Existing Member and their respective Affiliates and, prior to the Closing Date, the Company.

“Sasol Guaranty” means any guaranty, letter of credit, bond, surety or other forms of credit support or assurances provided by or for the benefit of any member of the Sasol Group or any of their Affiliates (other than the Company) in support of obligations relating to the Business or the Assets, including those set forth on Schedule D attached hereto.

“Sasol Limited” has the meaning given to it in the preamble.

“Sasol Servitude” means any easement rights granted pursuant to the Reciprocal Servitude Agreement on the LCCP Real Property, as well as easement rights granted to other members of the Sasol Group.

“Schedule Update” has the meaning given to it in Section 6.25.

“Services Agreements” means, collectively, (a) that certain Service Agreement for East Utilities Inputs to Company Units, between the Company and the Existing Member, (b) that certain Reverse Services Agreement for West Utilities Inputs to Sasol Member Units, between the Company and the Existing Member, (c) that certain Services Agreement for Operating Services to Company Units, between the Company and the Existing Member, (d) that certain Reverse Services Agreement for Operating Services to Sasol Member Units, between the Company and the Existing Member, (e) that certain Services Agreement for Shared Facilities, between the Company and the Existing Member, (f) that certain Reverse Services Agreement for Shared Facilities, between the Company and the Existing Member, (g) that certain Onsite Services Agreement, between the Company and the Existing Member, (h) that certain Onsite Logistics Services Agreement, between the Company and the Existing Member, and (i) that certain Warehouse Services Agreement, between the Company and the Existing Member, in each case, to be entered into in connection with the Closing consistent with the term sheets set forth on Exhibit I hereto and such other terms agreed to by the Parties in connection with fulfilling their respective obligations pursuant to Section 6.21.

“Shared Contracts” has the meaning given to it in Section 6.07.

“Shared Permit Agreement” means that certain Shared Permit Agreement by and between the Company and the Existing Member to be entered into in connection with the Closing consistent with the term sheet set forth on Exhibit J and such other terms agreed to by the Parties in connection with fulfilling their respective obligations pursuant to Section 6.21.

“Shareholder Approval” has the meaning given to it in Section 4.02.

“Shareholders’ Meeting” means a meeting of the Sasol shareholders (including any adjournments thereof) to be held after the Execution Date to consider the authorization and approval of, and to authorize and approve, this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.

“Shares” means, collectively, the Ordinary Shares and the Sasol BEE Ordinary Shares of Sasol Limited, as each term is defined in the memorandum of incorporation of Sasol Limited.

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

“Support Obligations” means any and all obligations or Liabilities arising under any Sasol Guaranty.

“Survey” has the meaning given to it in Section 6.23(b).

“Target Process and Maintenance Inventory Amount” means forty three million dollars ($43,000,000).

“Target Product Inventory Type Amount” means, with respect to each Product Inventory Type, the number of kT for such Product Inventory Type under the heading “Target Amount” as set forth on Schedule C attached hereto.

“Tax Returns” means any return, report, rendition, claim for refund, statement, information return, or other document (including any related or supporting information attached thereto or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means (a) all taxes, duties, imposts, levies, escheatage, or other assessments, impositions, charges, or fees of any kind imposed by any Governmental Authority, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental, transfer, registration, value added, and franchise taxes, and including any addition, interest or penalty imposed with respect thereto, and (b) any Liability in respect of any item described in clause (a) payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law (or any predecessor or successor thereof), or otherwise.

“Technip” means Technip Stone & Webster Process Technology, Inc., a Delaware corporation.

“Technip License” means that certain License Agreement, by and between Technip and the Existing Member, dated as of July 18, 2013, as amended.

“Term Sheets” means, collectively, (a) the term sheet for the Tolling Agreement set forth on Exhibit L attached hereto, (b) the term sheet for each Services Agreement set forth on Exhibit I attached hereto, (c) the term sheet for the Reciprocal Servitude Agreement set forth on Exhibit H attached hereto, (d) the term sheet for the Shared Permit Agreement set forth Exhibit J attached hereto, (e) the term sheet for the Hexene Supply Agreement set forth on Exhibit K attached hereto, and (f) the term sheet for the Transition Services Agreement set forth on Exhibit M attached hereto.

“Title Commitment” has the meaning given to it in Section 6.23(b).

“Title Company” has the meaning given to it in Section 6.23(b).

“Tolling Agreement” means that certain Tolling Agreement by and between the Existing Member, Equistar Chemicals and the Company to be entered into in connection with the Closing consistent with the term sheets set forth on Exhibit L attached hereto and such other terms agreed to by the Parties in connection with fulfilling their respective obligations pursuant to Section 6.21.

“Trade Control Laws” has the meaning given to it in Section 3.20(a).

“Transaction Documents” means this Agreement, the A&R LLC Agreement, the Operating Services Agreement, the Membership Interest Assignment, the Business Separation Agreement, the Marketing Agreement, the Services Agreements, the Transition Services Agreement, the Ground Lease Agreement, the Employee Matters Agreement, the Shared Permit Agreement, the Reciprocal Servitude Agreement, the Hexene Supply Agreement, the Tolling Agreement, the Escrow Agreement and all other documents, certificates and agreements delivered or required to be delivered pursuant to the foregoing.

“Transfer Documents” has the meaning given to it in the Business Separation Agreement.

“Transfer Taxes” has the meaning given to it in Section 9.01(e).

“Transferred Assets” has the meaning given to it in the Business Separation Agreement.

“Transferred Business” has the meaning given to it in the Business Separation Agreement.

“Transition Services Agreement” means that certain Mutual Transition Services Agreement, to be entered into in connection with the Closing, by and between the Company, the New Member and the Existing Member, consistent with the term sheet set forth on Exhibit M attached hereto and such other terms agreed to by the Parties in connection with fulfilling their respective obligations pursuant to Section 6.21.

“Univation” means Univation Technologies, LLC, a Delaware limited liability company.

“Univation License” means that certain UNIPOL Polyethylene Technology License Agreement, by and between the Existing Member and Univation, dated as of December 13, 2012, as amended.

“WARN Act” has the meaning given to it in Section 3.18(b).

“Working Capital Payment Amount” means forty seven million dollars ($47,000,000).

Section 1.02        Louisiana Definitions. The term “lien” will also mean a privilege, mortgage, security interest, assignment, or other encumbrance. The term “real property” or “real estate” will mean “immovable property” as that term is used in the Louisiana Civil Code. The term “personal property” will mean “movable property” as that term is used in the Louisiana Civil Code. The terms “fee simple title” and “fee simple absolute estate” shall mean “full ownership interest” as that term is used in Louisiana law. The term “easement” will mean “servitude” as that term is used in the Louisiana Civil Code. The term “building” will also include “other constructions” as that term is used in the Louisiana Civil Code. The term “intangible” will also mean “incorporeal” as that term is used in Louisiana law. The term “tangible” will also mean “corporeal” as that term is used in Louisiana law. The term “condemnation” will include “expropriation” as that term is used in Louisiana law. The term “county” will also mean “parish” as that term is used in Louisiana. The term “joint and several” will include “solidary”. The term “fixtures” will also mean component parts of the LCCP Real Property. For the avoidance of doubt and notwithstanding the foregoing provisions contained in this Section 1.02, this Section 1.02 shall not override, impact or alter the Parties’ agreement regarding Retained Assets or Transferred Assets as set forth in the Business Separation Agreement.

Section 1.03        Rules of Construction.

(a)               The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule, and Exhibit references used in this Agreement are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b)               The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c)               If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” has the inclusive meaning represented by the phrase “and/or.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(e)               All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(f)                Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g)               Any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated, or supplemented.

(h)               Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Persons succeeding to its functions and capacities.

(i)                 Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j)                 Reference herein to “default under,” “breach of,” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”

(k)               All references to documents or other materials “provided”, “made available” or “furnished”, or other expressions of similar import, to the New Member in this Agreement shall mean that such documents or materials were present at least two (2) Business Days prior to the Execution Date in the virtual data room maintained by or on behalf of the Existing Member for purposes of the transactions contemplated hereby and accessible to the New Member.

(l)                Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II.
PURCHASE AND SALE; CLOSING

Section 2.01        Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, the New Member shall purchase, acquire and accept from the Existing Member, and the Existing Member shall sell, convey, transfer, assign and deliver to the New Member, all of the New Member Interests, free and clear of all Liens, other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws. Immediately following the Closing, the Membership Interests will be owned fifty percent (50%) by the Existing Member and fifty percent (50%) by the New Member.

Section 2.02        Purchase Price. At the Closing, in consideration of the sale and transfer of the New Member Interests and the other covenants and agreements of the Existing Member contained in this Agreement and the other Transaction Documents, the New Member shall pay to the Existing Member an amount equal to the New Member Closing Payment Amount in accordance with Section 2.06(a) (subject to the reductions specified therein). Payment of the New Member Closing Payment Amount by the New Member to the Existing Member at the Closing in accordance with Section 2.06(a) (subject to the reductions specified therein) shall be made by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 2.02 of the Disclosure Schedule.

Section 2.03        Adjustments to Purchase Price; Inventory Adjustments.

(a)               At least five (5) Business Days prior to the Closing Date, the Existing Member shall cause to be prepared and delivered to the New Member a draft closing statement (the “Closing Statement”) setting forth its good-faith estimate of the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”). The Existing Member shall provide to the New Member reasonable documentation in the possession of the Existing Member and its Affiliates to support the items for which adjustments are proposed or made in the draft Closing Statement, and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after the New Member’s receipt of the draft Closing Statement pursuant to this Section 2.03(a), the New Member may deliver to the Existing Member a written report containing all items and calculations that the New Member proposes to change in the draft Closing Statement, if any, together with a brief explanation of such changes. The Existing Member shall consider in good faith any reasonable changes that the New Member may have in respect of the items and calculations contained in the Closing Statement, and the Existing Member shall thereafter update any such items or calculations prior to the Closing upon mutual agreement between the Existing Member and the New Member; provided that, in the event the Existing Member and the New Member cannot mutually agree on any item or calculation prior to Closing, the Existing Member’s estimate with respect to such item or calculation set forth in the Closing Statement deliver to the New Member shall control for purposes of the Closing and the calculation of the New Member Closing Payment Amount.

(b)               No later than thirty (30) days after the Closing Date, the New Member shall cause to be prepared and delivered to the Existing Member a statement (the “Post-Closing Statement”) setting forth (i) the actual dollar amount of Closing Process and Maintenance Inventory (such amount, the “Closing Process and Maintenance Inventory Amount”) and the Process and Maintenance Inventory Amount Difference, (ii) the actual number of kTs of Closing Product Inventory (such amount, the “Closing Product Inventory Amount”) and the Product Inventory Type Amount Difference and (iii) the Closing Indebtedness (including any difference from the estimate thereof included in the Closing Statement). The Post-Closing Statement shall set forth in reasonable detail the New Member’s calculations of such amounts and numbers in a manner consistent with the terms and conditions of this Agreement, including book value with respect to Process and Maintenance Inventory and the measurement methodology set forth on Schedule C attached hereto with respect to Product Inventory. The New Member shall provide to the Existing Member reasonable documentation in the possession of the New Member and its Affiliates to support the items for which adjustments are proposed or made in the Post-Closing Statement (including in respect of the Closing Process and Maintenance Inventory and Closing Product Inventory), and a brief explanation of any such adjustments and the reasons therefor. The New Member and the Existing Member shall, and shall cause their respective representatives and Affiliates to, reasonably cooperate and assist in the preparation of the Post-Closing Statement and the determinations and calculations contained therein and in the conduct of the review referred to in this Section 2.03, including the making available to the extent reasonably necessary of books and records, work papers and personnel during normal business hours with reasonable prior notice.

(c)               Within thirty (30) days after the Post-Closing Statement has been received by the Existing Member, the Existing Member may dispute the amounts reflected on the line items of the Post-Closing Statement (each, a “Disputed Item”) by providing written notice thereof to the New Member, such notice to set forth in reasonable detail the amount thereof in dispute and the basis therefor and to be accompanied by such supporting documentation as is reasonably available to the Existing Member (such notice, together with such supporting documentation, a “Dispute Notice”).

(d)               If the Existing Member does not deliver to the New Member a Dispute Notice within such thirty (30) day period set forth in Section 2.03(c), then the Existing Member will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement delivered by the New Member to the Existing Member pursuant to Section 2.03(b). If the Existing Member does timely deliver to the New Member a Dispute Notice, then the Existing Member will be deemed to have accepted and agreed to all items in the Post-Closing Statement delivered by the New Member to the Existing Member pursuant to Section 2.03(b) other than the Disputed Items that are specifically disputed in such Dispute Notice.

(e)               If a Dispute Notice is timely delivered by the Existing Member to the New Member pursuant to Section 2.03(c), then the Existing Member and the New Member shall, during the thirty (30) days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items set forth in such Dispute Notice. If, during the Resolution Period, the New Member and the Existing Member reach an agreement with respect to each Disputed Item, such agreement shall be evidenced in writing and the Post-Closing Statement (as revised pursuant to such written agreement) shall become final and binding on the date of such agreement, with respect to each such agreed Disputed Item for which the New Member and the Existing Member reach an agreement. If, during the Resolution Period, the Existing Member and the New Member cannot reach agreement on a Disputed Item, then the Existing Member and the New Member shall refer all remaining unresolved Disputed Items, together with their respective written positions as to such Disputed Items, an internationally-recognized independent accounting firm upon which the Existing Member and the New Member shall mutually agree (the “Independent Accountant”). In connection with the engagement of the Independent Accountant, the Existing Member and the New Member shall execute such engagement, indemnity and other agreements as the Independent Accountant may reasonably require as a condition to such engagement. Once appointed, the Independent Accountant shall have no ex parte communications with any of the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the Independent Accountant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ advance notice. The Existing Member and the New Member shall cooperate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant in connection with its review of the unresolved Disputed Items. The Independent Accountant shall review this Agreement and the Disputed Items for the purpose of determining and calculating (as applicable) the Closing Process and Maintenance Inventory Amount, the Process and Maintenance Inventory Amount Difference, the Closing Product Inventory Amount, the Product Inventory Type Amount Difference and the Closing Indebtedness, as applicable, and shall make a determination, acting as an expert and not as an arbitrator, with respect to unresolved Disputed Items within thirty (30) days after its engagement and execution of any engagement, indemnity or other agreements as the Independent Accountant may reasonably require as a condition to such engagement. The Independent Accountant shall determine, based solely on the positions of the New Member and the Existing Member submitted to the Independent Accountant in connection with its engagement hereunder, and not by independent review, only the Disputed Items set forth in the Dispute Item Notice (and those raised by the New Member in response thereto) and, in making its determination, the Independent Accountant shall select, without modification, the position of either the Existing Member or the New Member as to each such Disputed Item, whichever the Independent Accountant determines is most accurate. The Independent Accountant shall deliver to the Existing Member and the New Member, within such thirty (30)-day period, a report setting forth with respect to each Disputed Item (i) its final selection of either the New Member’s or the Existing Member’s offer, (ii) its adjustments, if any, to the Post-Closing Statement, and (iii) supporting documentation for such determinations and calculations. Such report shall, absent manifest error, be final, conclusive and binding on the Parties. Each Party shall bear its own legal fees and other costs of presenting its case to the Independent Accountant. The fees and expenses of the Independent Accountant pursuant to this Section 2.03(e) shall be borne by the New Member and the Existing Member in inverse proportion as they may prevail on the matters resolved by the Independent Accountant. The proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values and kT amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the merits of the matters submitted.

(f)                Within thirty (30) days following the Closing, the Existing Member shall pay to the New Member the Working Capital Payment Amount in accordance with Section 2.03(i).

(g)               No later than ten (10) Business Days after final determination of the Process and Maintenance Inventory Amount Difference in accordance with this Section 2.03, if (i) such Process and Maintenance Inventory Amount Difference is positive, then the Company shall convey, transfer, assign and deliver to the Existing Member, as settlement thereof, Process and Maintenance Inventory with a book value (determined in good faith by mutual agreement of the Existing Member and the New Member) equal to one hundred percent (100%) of such Process and Maintenance Inventory Amount Difference in accordance with Section 2.03(i), and (ii) such Process and Maintenance Inventory Amount Difference is negative, then the Existing Member shall convey, transfer, assign and deliver to the Company, as settlement thereof, Process and Maintenance Inventory with a book value (determined in good faith by mutual agreement of the Existing Member and the New Member) equal to one hundred percent (100%) of such Process and Maintenance Inventory Amount Difference in accordance with Section 2.03(i). For avoidance of doubt, if Process and Maintenance Inventory Amount Difference is zero dollars ($0), then there shall not be any conveyance, transfer, assignment or delivery of Process and Maintenance Inventory in accordance with Section 2.03(i). Any Process and Maintenance Inventory conveyed, transferred, assigned and delivered pursuant to this Section 2.03(g) shall be mutually selected in good faith by the Existing Member and the New Member.

(h)               With respect to each Product Inventory Type that comprises the Product Inventory, no later than ten (10) Business Days after final determination of the Product Inventory Type Amount Difference in accordance with this Section 2.03 attributable to such Product Inventory Type, if (i) such Product Inventory Type Amount Difference is positive, then the New Member shall convey, transfer, assign and deliver to the Existing Member, as settlement thereof, a number of kTs of Product Inventory equal to one hundred percent (100%) of such Product Inventory Type Amount Difference in accordance with Section 2.03(i), and (ii) such Product Inventory Type Amount Difference is negative, then the Existing Member shall convey, transfer, assign and deliver to the New Member, as settlement thereof, a number of kTs of Product Inventory equal to one hundred percent (100%) of such Product Inventory Type Amount Difference in accordance with Section 2.03(i). For avoidance of doubt, if such Product Inventory Type Amount Difference is zero (0) kT, then there shall not be any conveyance, transfer, assignment or delivery of Product Inventory Type in accordance with Section 2.03(i). Any Product Inventory conveyed, transferred, assigned and delivered pursuant to this Section 2.03(h) shall be mutually selected in good faith by the Existing Member and the New Member.

(i)                 No later than ten (10) Business Days after final determination of the Closing Indebtedness in accordance with this Section 2.03, if (i) such Closing Indebtedness exceeds the Estimated Closing Indebtedness, then the Existing Member shall pay to the New Member, in settlement thereof, one hundred percent (100%) of the amount of such excess in accordance with Section 2.03(j), and (ii) the Estimated Closing Indebtedness exceeds such Closing Indebtedness then the New Member shall pay to the Existing Member, in settlement thereof, one hundred percent (100%) of the amount of such excess in accordance with Section 2.03(j).

(j)                 All payments to be made pursuant to Section 2.03(f) and Section 2.03(i) shall be made by wire transfer of immediately available funds by the paying Party to the account(s) previously designated by the receiving Party. All conveyances, transfers, assignments and deliveries of Process and Maintenance Inventory and Product Inventory to be made pursuant to Section 2.03(g) and Section 2.03(h), respectively, shall be made free and clear of all Liens, other than Permitted Liens, and any such Process and Maintenance Inventory and Product Inventory so conveyed, transferred, assigned and delivered by the Existing Member pursuant to Section 2.03(g) and Section 2.03(h), respectively, shall be in good condition and repair, ordinary wear and tear excepted, and thereafter deemed an Asset for all purposes hereunder and the other Transaction Documents (including, for the avoidance of doubt, a Transferred Asset and an Investor Member Transferred Asset, as applicable, for all purposes under the Business Separation Agreement), and the Company and the New Member, as applicable, shall be entitled to all rights and benefits therefor as provided herein or in such other Transaction Documents.

Section 2.04        Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII and Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of electronic signature pages at 10:00 A.M. Central Time, on the third (3rd) Business Day after the last of the conditions set forth in Article VII and Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, when permissible, waived, or on such other date and at such other time and place as the Parties mutually agree. Notwithstanding the foregoing, the Parties shall use commercially reasonable efforts to effect the Closing no later than December 31, 2020.

Section 2.05        Closing Deliveries by the Existing Member and the Company to the New Member. At the Closing, the Existing Member shall deliver, or shall cause to be delivered, to the New Member:

(a)               the A&R LLC Agreement, duly executed by the Existing Member and the Company;

(b)               the Operating Services Agreement, duly executed by the Company;

(c)               the Membership Interest Assignment, duly executed by the Existing Member;

(d)               the officer’s certificate referred to in Section 7.03;

(e)               the Marketing Agreement, duly executed by the Existing Member;

(f)                each of the Services Agreements, duly executed by the Company and the Existing Member, as applicable;

(g)               the Transition Services Agreement, duly executed by the Company and the Existing Member;

(h)               the Act of Conveyance, in substantially the same form as Exhibit O, or if required by Section 6.23, the Ground Lease Agreement, duly executed by the Company and the Existing Member;

(i)                 the Shared Permit Agreement, duly executed by the Company and the Existing Member;

(j)                 the Reciprocal Servitude Agreement, to the extent required by Section 6.23, duly executed by the Company and the Existing Member;

(k)               the Hexene Supply Agreement, duly executed by the Company and the Existing Member;

(l)                 the Tolling Agreement, duly executed by the Company and the Existing Member;

(m)             the Escrow Agreement, duly executed by the Existing Member;

(n)               evidence that the Shareholder Approval has been obtained; and

(o)               a properly completed and duly executed certificate of non-foreign status with respect to the Existing Member, in substantially in the attached hereto as Exhibit N, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date.

Section 2.06        Closing Deliveries by the New Member. At the Closing, the New Member shall deliver, or cause to be delivered, (x) to the Escrow Agent by wire transfer of immediately available funds to the bank account(s) designated in writing by the Escrow Agent prior to Closing, (i) the Indemnity Escrow Amount for deposit in the Indemnity Escrow Account and (ii) to the extent required by Section 6.11, the Asset Loss Value for deposit in the Asset Repair Escrow Account; and (y) to the Existing Member:

(a)               by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 2.02 of the Disclosure Schedule, an amount equal to (i) the New Member Closing Payment Amount, minus (ii) the Indemnity Escrow Amount, minus (iii) any reduction of the New Member Base Payment Amount in respect of any Casualty Loss pursuant to Section 6.10 minus (iv) to the extent required by Section 6.11, the Asset Loss Value, minus (v) fifty percent (50%) of the premium, broker commission, underwriting fee and surplus lines tax with respect to the R&W Insurance Policy, such amount under this clause (v) not to exceed two million three hundred twenty seven thousand five hundred eleven dollars ($2,327,511) in the aggregate (the “R&W Insurance Policy Costs”), plus (vi) solely to the extent the Consents relating to the Exxon License have been obtained by the Existing Member pursuant to and in accordance with Section 6.06(b), an amount equal to twenty four million dollars ($24,000,000);

(b)               the Membership Interest Assignment, duly executed by the New Member;

(c)               the A&R LLC Agreement, duly executed by the New Member;

(d)               the Operating Services Agreement, duly executed by Equistar Chemicals;

(e)               the Marketing Agreement, duly executed by Equistar Chemicals;

(f)                the Transition Services Agreement, duly executed by the New Member;

(g)               the Tolling Agreement, duly executed by Equistar Chemicals;

(h)               the Escrow Agreement, duly executed by the New Member; and

(i)                 the officer’s certificate referred to in Section 8.03.

Section 2.07        New Member Guaranty. For good and valuable consideration, and to induce the Existing Member to enter into this Agreement, the New Member Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Existing Member the punctual and complete performance of all obligations of the New Member under this Agreement, including the payment obligations of the New Member pursuant to Section 2.06(a) (the “Obligations”). The limited guaranty set out in this Section 2.07 (the “New Member Guaranty”) shall remain in full force and effect until the earlier of (a) the performance by the New Member or the New Member Guarantor to the Existing Member of the Obligations and (b) the termination of this Agreement in accordance with the terms of Article X. Upon default by the New Member of any of the Obligations, the Existing Member may proceed directly against the New Member Guarantor without proceeding against the New Member or any other Person or pursuing any other remedy. The New Member Guarantor waives any defenses which it may have with respect to the performance of the Obligations, other than defenses that the New Member would have under the terms of this Agreement. The New Member Guarantor further waives notice of the acceptance of this New Member Guaranty, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Obligations. The provisions of Article XII shall be deemed incorporated in and to apply to this Section 2.07.

Section 2.08        Withholding. The New Member and its Affiliates, the Company and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that, without limiting the foregoing, the New Member, the applicable Affiliate of the New Member, the Company or the Escrow Agent, as applicable, shall give the Existing Member reasonable advance notice of its intent to withhold any amounts and reasonable opportunity to establish an exemption from, or reduction to, such withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III.
REPRESENTATIONS AND WARRANTIES RELATED TO the Company

The Company and the Existing Member hereby represent and warrant to the New Member as of the Execution Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

Section 3.01        Organization; Good Standing.

(a)               The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own and operate the Assets and the Business as it is now being conducted.

(b)               The Company is duly qualified or licensed to do business in each other jurisdiction in which the operation of the Business or the Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(c)               True, correct, and complete copies of the Organizational Documents of the Company have been provided to the New Member.

Section 3.02        Authority. The Company has all necessary limited liability company power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of the Transaction Documents have been, or will be prior to the Closing, duly and validly authorized by all necessary limited liability company action on the part of the Company. The Transaction Documents to be executed by the Company at Closing will have been duly and validly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other Parties hereto) will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions subject to the Remedies Exception.

Section 3.03        No Conflicts; Consents and Approvals.

(a)               Except as set forth in Section 3.03(a) of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate or conflict with any provision of the Organizational Documents of the Company; (ii) violate, result in a breach of, constitute a default (or event which, after giving of notice or lapse of time, or both, would become a default) under, cause the loss of any right, benefit or authorization to which the Company or the Business is entitled under, or require consent or notice under any Material Contract, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract; (iii) assuming receipt of all Consents of Governmental Authorities described in Section 3.03(b) of the Disclosure Schedule, violate, conflict with, or result in a violation of or conflict with, any Law to which the Company, the Assets or the Business is subject; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Assets or the Business or any Lien (other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws) on the Membership Interests, except in the case of clauses (ii) through (iv), as would not reasonably be expected to have a material and adverse effect on the Company, the Business or the Assets, taken as a whole.

(b)               No Consent of, or filing, notification, notice or application (each a “Filing”) with or to any Person (including a Governmental Authority) is required to be obtained or made by the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) requirements of any Competition Laws, (ii) Consents or Filings set forth in Section 3.03(b) of the Disclosure Schedule, (iii) Filings and Consents not required to be made, given or obtained or given until after the Closing and set forth in Section 3.03(b) of the Disclosure Schedule, or (iv) requirements applicable as a result of the specific legal or regulatory status of the New Member or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the New Member or any of its Affiliates are or propose to be engaged (other than the business of the Company (including the Business) from and after the Closing).

Section 3.04        Membership Interests. The Existing Member owns, and has good and valid title (free and clear of all Liens, other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws) to, one hundred percent (100%) of the Membership Interests. The Membership Interests constitute all of the issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. Except for this Agreement and the transactions contemplated hereby, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, or similar rights affecting or providing for the issuance of the Membership Interests or any other Equity Interests of the Company. The Company does not own any Equity Interests and has no direct or indirect subsidiaries.

Section 3.05        Financial Statements.

(a)               The Balance Sheet, which is attached as Section 3.05 of the Disclosure Schedule, (i) has been derived from the books and records related to the Business, (ii) has been prepared in accordance with IFRS consistent with the Existing Member’s accounting policies, which accounting policies are consistent with those accounting policies that will be used to prepare the Audited Financial Statements, and will be consistent with the Audited Financial Statements (except for, in the case of interim statements, normal year-end adjustments and the absence of footnote disclosure that, if presented, would not differ materially from those presented in an audited balance sheet), and (iii) fairly presents in all material respects the financial condition of the Business as of the Balance Sheet Date.

(b)               The Audited Financial Statements, when delivered pursuant to Section 6.15, will (i) be derived from the books and records related to the Business, (ii) be prepared in accordance with IFRS consistently applied throughout the periods covered thereby and (iii) fairly present in all material respects the financial condition and results of operation of the Business as of the dates specified therein.

(c)               The Business and the Company have no Liabilities or obligations of any nature (whether accrued or contingent or otherwise, whether known or unknown, and whether required by IFRS to be reflected or reserved against on a balance sheet prepared in accordance with IFRS or the notes thereto), except for (i) Liabilities that will be reflected in or reserved against in the Audited Financial Statements, (ii) Liabilities that will have been incurred in the Ordinary Course of Business since the date of the Audited Financial Statements, or (iii) Liabilities not required to be disclosed or reflected on financial statements prepared in accordance with IFRS.

(d)               (i) The system of internal controls of the Sasol Group over financial reporting in respect of the Business is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, consistently applied and (ii) the accounting controls of the Sasol Group in respect of the Business are sufficient to provide reasonable assurances in all material respects that (A) transactions are executed in accordance with management’s general or specific authorization and (B) transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with IFRS. Except as set forth on Section 3.05(d) of the Disclosure Schedule, since the Balance Sheet Date, no member of the Sasol Group has received any material complaint, allegation, assertion or claim, in each case, in writing, regarding deficiencies in the accounting or auditing practices, procedures, methodologies, methods, or internal accounting controls, in each case, in respect of the Business.

Section 3.06       Compliance with Applicable Laws. Except as otherwise set forth on Section 3.06 of the Disclosure Schedule, the Company, the Assets and the Business are and, at all times during the past three (3) years (or, with respect to the Company, since the date of its formation), have been, in compliance with all applicable Laws (including with respect to the Business Employees) except for violations as would not be material to the Company, the Business or the Assets, taken as a whole.

Section 3.07        Permits.

(a)               Section 3.07(a) of the Disclosure Schedule sets forth a list of all material Permits (including Environmental Permits) that, as of the Execution Date, are necessary for the ownership and operation of the Assets and conduct of the Business, which list is true, complete and correct in all respects.

(b)               The Existing Member is and, except as set forth on Section 3.07(b) of the Disclosure Schedule as of the Closing Date, the Company will be, in possession of all material Permits (including Environmental Permits) necessary to own, lease and operate the Assets or to carry on the Business in all material respects conducted as of the Execution Date and consistent with past practice (the “Business Permits”). All Business Permits are in full force and effect and, except as set forth on Section 3.07(b) of the Disclosure Schedule, will continue to be in full force and effect immediately following the Closing. No suspension or cancellation of any of Business Permit is pending or, to the Existing Member’s or the Company’s Knowledge, threatened. The Company, the Assets and the Business are not, and in the past three (3) years (or, with respect to the Company, since the date of its formation) have not been, in violation or breach of, or default under, any Business Permit in any material respect.

Section 3.08        Litigation; Orders. Except as set forth on Section 3.08 of the Disclosure Schedule, (a) (i) there are no Actions pending or, to the Existing Member’s or the Company’s Knowledge, threatened, against the Existing Member or its Affiliates related to the Company, the Business, the Business Employees or the Assets, or to which the Company, the Business, the Business Employees or the Assets would be subject and (ii) other than with respect to Retained Liabilities, at all times during the past three (3) years (or, with respect to the Company, since the date of its formation) there have been no Actions, against the Existing Member or its Affiliates related to the Company, the Business, the Business Employees or the Assets, or to which the Company, the Business, the Business Employees or the Assets would be subject, and (b) (i) there are no outstanding Orders to which the Company is or was a party or by which it, the Business, the Business Employees or the Assets are bound, or unsatisfied judgments, penalties or awards against or affecting the Company, the Business, the Business Employees or the Assets and (ii) other than with respect to Retained Liabilities, at all times during the past three (3) years (or, with respect to the Company, since the date of its formation) there have been no Orders to which the Company was a party or by which it, the Business, the Business Employees or the Assets were bound, or unsatisfied judgments, penalties or awards against or affecting the Company, the Business, the Business Employees or the Assets, in each case, except as would not reasonably be expected to have a material adverse effect on the Existing Member, the Business or the Assets, taken as a whole.

Section 3.09        Insurance. Set forth in Section 3.09 of the Disclosure Schedule is a true, accurate and complete summary of all material insurance policies, binders and insurance Contracts maintained by or on behalf of the Sasol Group as of the Execution Date and related to the Business or the Assets (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect and all premiums are currently paid in accordance with the terms thereof. Except as set forth in Section 3.09 of the Disclosure Schedule, no member of the Sasol Group has received any written notice of cancellation or non-renewal of any Insurance Policies nor, to the Knowledge of the Existing Member, has the termination of any Insurance Policy been threatened in writing. Except as set forth in Section 3.09 of the Disclosure Schedule, there has been no failure to timely report any material claim or loss under any Insurance Policy, and no material claim or other Action is pending or, to the Knowledge of the Existing Member, threatened, under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies (other than customary indications as to reservation of rights by insurers listed in Section 3.09 of the Disclosure Schedule). To the Knowledge of the Existing Member, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) would reasonably be expected to give rise to or serve as the basis for any material claim or other material Action under any Insurance Policy. No member of the Sasol Group has received any written notice of cancellation of any such Insurance Policies. The Existing Member maintains, and for the past three (3) years has maintained, insurance with respect to the Business and the Assets (to the extent then in existence) in amounts and scope customary and reasonable for such Business and such Assets.

Section 3.10        Ownership of the Assets. Except as set forth on Section 3.10 of the Disclosure Schedule, as of the Closing Date, the Company will have good and valid title to, or, in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, or, in the case of licensed tangible personal property, a valid license in, all tangible personal property that constitutes the Assets, in each case, free and clear of all Liens, other than Permitted Liens.

Section 3.11        Real Property. As of the Closing Date:

(a)               Except as otherwise set forth in Section 3.11(a) of the Disclosure Schedule, (i) the Existing Member has (i) good and marketable fee simple title to the LCCP Real Property, free and clear of all Liens, other than Permitted Liens, and (ii) the Existing Member or the Company, as applicable, has a valid leasehold interest in each of the Leased Real Property free and clear of all Liens, other than Permitted Liens.

(b)               With respect to the LCCP Real Property, (i) except as set forth in Section 3.11(b) of the Disclosure Schedule or for Permitted Liens, none of the Existing Member nor any of its Affiliates nor the Company has leased or otherwise granted to any Person the right to use or occupy the LCCP Real Property or any portion thereof, and (ii) other than the right of the New Member pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the LCCP Real Property or any portion thereof or interest therein. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(c)               Section 3.11(c) of the Disclosure Schedule sets forth a true and complete list of all Real Property Leases (including the date and name of the parties to such Real Property Lease). With respect to each Real Property: (i) the Company, Existing Member and its Affiliates, and, to the Existing Member’s Knowledge, each of the counterparties thereto, are in material compliance with, and not in default in any material respects under, each applicable Real Property Lease and Easement, servitude, right of way and surface right that constitutes an interest in Real Property; (ii) in no event shall there have occurred or a circumstance exist that, with or without the delivery of notice, the passage of time or both, would constitute a material default under, or permit the termination, modification or acceleration of amounts due under, any agreement relating thereto; and (iii) each agreement relating thereto is legal, valid, binding, enforceable and in full force and effect, subject to a Remedies Exception. With respect to each Real Property Lease, none of the Existing Member nor any of its Affiliates nor the Company has (A) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, except, in each case, Permitted Liens. None of the Company’s nor the Existing Member’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has been disturbed, and, to the Existing Member’s Knowledge, there are no disputes with respect to any Real Property Lease or Easement.

(d)               The Real Property comprises all of the real property used or held for use in, or otherwise related to, the Business. To the Existing Member’s Knowledge, all buildings, structures, improvements, fixtures, buildings systems and equipment, and all components thereof included in the Real Property are in good condition and repair, free of any structural deficiencies or latent defects, and sufficient for the operation of the Business.

Section 3.12        Environmental Matters.

(a)               Except as set forth in Section 3.12(a) of the Disclosure Schedule:

(i)                 none of the Company, the Business, the Assets, or to the extent related to the conduct of the Business or the ownership or operation of the Assets or Real Property, any member of the Sasol Group, has disposed of, arranged for or permitted the disposal of, or exposed any Person to any Hazardous Material, and there has been no Release of Hazardous Material at, on, under or migrating to or from any of the Assets or Real Property or any other property currently or formerly owned or operated by any member of the Sasol Group in the conduct of the Business or the Assets, in each case except as has not given rise and would not give rise to a material Environmental Liability of the Company;

(ii)              none of the Company, the Business, the Assets, or, to the extent related to the conduct of the Business or the ownership or operation of the Assets or Real Property, any member of the Sasol Group are or have been in material violation of any applicable Environmental Law or Environmental Permit;

(iii)            no member of the Sasol Group nor the Company has received any notice in connection with any material violation of or any material Environmental Liability arising from or relating to the conduct of the Business or ownership or operation of the Assets or Real Property, the substance of which has not been fully resolved without continuing material obligations;

(iv)             there has been no treatment, storage, disposal, arrangement for disposal, handling, or Release of, or exposure of any Person to, any per- and poly-fluoroalkyl substances at, on, under or migrating to or from the Assets or Real Property or, by or on behalf of the Business or the Company, except as has not given rise and would not give rise to a material Environmental Liability of the Company;

(v)               no member of the Sasol Group (to the extent related to the conduct of the Business or ownership or operation of the Assets or Real Property) nor the Company has assumed, undertaken, become subject to, or provided an indemnity with respect to any material Environmental Liability of any other Person; and

(vi)             no Order has been issued or is pending against, or, to the Existing Member’s Knowledge, is threatened in writing against, the Business, the Company or any member of the Sasol Group relating to a material violation of or material Liability arising under any applicable Environmental Law or Environmental Permit or to a Release of Hazardous Materials (in each such case, to the extent related to the conduct of the Business or ownership or operation of the Assets or Real Property).

(b)               Section 3.12(b) of the Disclosure Schedule sets forth a list of any work, repair, construction or capital expenditure in each case involving expenditure in excess of one million dollars ($1,000,000) that is required to be incurred in order for the ownership or operation of the Company, Business, the Assets or the Real Property to comply with any applicable Environmental Law or any Environmental Permit or any Order issued pursuant thereto.

(c)               The Existing Member and the Company have furnished to the New Member true and correct copies of all environmental, health and safety audits, assessments and reports and all other documents materially bearing on Environmental Liabilities relating to the past or current operations, properties or facilities of the Business (including without limitation the Real Property and Assets), in each case which are in their possession or under their reasonable control.

Section 3.13        Taxes. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a)               All material Tax Returns required to be filed on or before the Closing Date by the Company or with respect to the Assets or the Business have been, or will be, duly and timely filed. Each such Tax Return is true, correct, and complete in all material respects. All material amounts of Taxes that are due and payable by the Company or with respect to the Assets or the Business (whether or not shown as due on any Tax Return) have been timely paid in full. The Company has made sufficient accruals for Taxes on the Balance Sheet with respect to all Tax periods for which Taxes are not yet due and payable. All material amounts of Taxes that are required to be deducted or withheld by the Company or with respect to the Assets or the Business have been duly and timely deducted or withheld and remitted to the appropriate Governmental Authority.

(b)               There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any Tax.

(c)               There is no audit, examination or proceeding relating to Taxes currently ongoing, pending or threatened in writing with respect to the Company, the Assets or the Business. No deficiency relating to Taxes has been proposed, asserted or assessed in writing with respect to the Company, the Assets or the Business that has not been fully paid.

(d)               The Company (i) is not a party to or otherwise bound by, and does not have any obligation under, any Tax sharing, allocation, indemnity, or similar agreement or arrangement (other than customary indemnification provisions in commercial agreements entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes), (ii) has not been a party to any “listed transaction” with the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law, (iii) has not entered into any closing or similar agreement with respect to Taxes, (iv) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any audit, examination, proceeding, or deficiency relating to Taxes, (v) has not been a member of an affiliated, combined, unitary, consolidated or other Tax group and (vi) does not have any Liability for the Taxes of any Person payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law (or any predecessor or successor thereof), or otherwise.

(e)               No claim has been made by a Governmental Authority in a jurisdiction in which the Company or the Existing Member does not file Tax Returns that the Company, or the Existing Member in respect of the Company, the Assets or the Business, is or may be required to file a Tax Return or pay Taxes in such jurisdiction. Neither the Company, nor the Existing Member in respect of the Company, the Assets or the Business, has any branch, agency or permanent establishment outside the United States.

(f)                The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of any (i) change in, or use of an improper, accounting method for any taxable period ending on or before the Closing Date, (ii) closing or similar agreement with any Governmental Authority executed prior to the Closing, (iii) transaction occurring prior to the Closing reported under the installment, open transaction, completed contract, long-term contract, or cash method of accounting, or (iv) prepaid amount received on or prior to the Closing Date.

(g)               Since the Balance Sheet Date, neither the Company, nor the Existing Member in respect of the Company, the Assets or the Business, has (i) made, changed or rescinded any material Tax election, (ii) settled or compromised any material audit, examination or proceeding relating to Taxes, (iii) changed any annual accounting period, (iv) adopted or changed any accounting method, (v) filed any amended Tax Return, or (vi) surrendered any right to claim a refund of Taxes.

(h)               The Company has not made an election to change its default entity classification under Treasury Regulation Section 301.7701-3. Since its date of organization, the Company has been classified as disregarded as an entity separate from the Existing Member for U.S. federal income tax purposes.

(i)                 The Existing Member is not a “foreign person” within the meaning of Sections 897 and 1445 of the Code.

Section 3.14        Material Contracts.

(a)               Section 3.14(a) of the Disclosure Schedule sets forth a true, correct, and complete list of each of the following Contracts relating to the Business (including any amendment, supplement or modification thereto) to which any member of the Sasol Group is a party or to which the Assets are bound as of the Execution Date or to which the Company is entitled to an assignment of rights or assumption of obligations (after giving effect to the Reorganization) (the Contracts listed in Section 3.14(a) of the Disclosure Schedule, collectively “Material Contracts”):

(i)                 each (A) Contract forming or establishing any partnership or joint venture, including letters of intent or term sheets and (B) joint venture or partnership Contract between or among such joint venture partners relating to the joint venture or partnership (not including any Organizational Documents thereof);

(ii)              each merger, asset or stock purchase or divestiture Contract relating to the acquisition or disposition of all or substantially all the assets of any operating business (or business division) or a majority of the capital stock or other controlling interest of any other Person, in which there are surviving obligations owed to any Person;

(iii)            any Contract for the purchase of any debt security or Equity Interest or other ownership interest of any Person, or for the issuance of any debt security or Equity Interest or other ownership interest, or the conversion of any obligation, instrument or security into debt securities or Equity Interests or other ownership interests of the Company;

(iv)             any Contract granting to any Person any preferential rights to purchase the Assets or any asset, Equity Interest or business of the Company, in each case, under which there are material outstanding obligations of a member of the Sasol Group;

(v)               each Contract with or including a Related Party, the Existing Member or any Affiliate of the Existing Member (after giving effect to the Reorganization);

(vi)             each Contract that constitutes a non-competition agreement, covenant not to compete or similar restriction, or any Contract that restricts, limits or prohibits, or purports to restrict, limit or prohibit the manner or the ability of the Company, the Business or the Assets to compete in any line of business or with any Person or in any geographic area (including where the Assets are or may be located, including area of mutual interest Contracts) or during any period of time, or that restricts the Company, the Business or the Assets from selling to or purchasing from any Person or hiring any Person, or that grants the other party or any third person “most favored nation” status;

(vii)          each Real Property Lease;

(viii)        each Contract relating to or evidencing Indebtedness;

(ix)           any Contract pursuant to which the Company or the Business has made any outstanding loan, capital contribution or other investment in, or any Contract pursuant to which the Company, the Business or the Assets have assumed any Liability or obligation of, any Person (not including knock-for-knock indemnities or other similar Liabilities or obligations or any Sasol Guaranty), including take-or-pay Contracts or keep-whole agreements;

(x)            each Contract that can reasonably be expected to result in aggregate annual revenues in excess of five million dollars ($5,000,000) in the aggregate;

(xi)            each Contract providing for payments in excess of ten million dollars ($10,000,000) in the aggregate;

(xii)          each Contract related to feedstock, transportation, offtake, storage and logistics in excess of five million dollars ($5,000,000) or for a term longer than twelve (12) months;

(xiii)        other than this Agreement, the other Transaction Documents, Contracts relating to the construction of any Retained Assets and the sale of inventory in the Ordinary Course of Business, each Contract that relates to the sale, transfer, disposition or acquisition of material assets, properties, business, or Equity Interests of any other Person (whether by merger, sale of stock or membership interests, sale of assets or otherwise), in each case involving amounts in an aggregate amount in excess of two million dollars ($2,000,000);

(xiv)         each Contract related to commodity hedging activities;

(xv)          any Contract that is for the employment or engagement (including consulting agreements) of any director, independent contractor that primarily provides services to the Business, or Business Employee, in each such case, that (A) provides for annual compensation exceeding one hundred seventy five thousand dollars ($175,000) and (B) cannot be terminated without any Liability to the Company on notice of thirty (30) days or less;

(xvi)         each collective bargaining agreement or other labor Contract or employee representative agreement covering any Business Employee or the Assets (each, a “Collective Bargaining Agreement”);

(xvii)        each Contract: (A) providing for a license of Intellectual Property to or from the Company or a member of the Sasol Group primarily relating to the Business, other than licenses for commercially-available software with a replacement cost of less than three hundred thousand dollars ($300,000); (B) relating to the development of Intellectual Property for the Business (excluding agreements entered into with employees and contractors in the Ordinary Course of Business on standard forms of agreement) or for the development of Intellectual Property by the Business for any Person; or (C) settling or resolving any material Intellectual Property-related claim or dispute with respect to the Business;

(xviii)      except with respect to Retained Liabilities or Retained Assets, each Contract involving the settlement of any Action or threatened Action or providing indemnification of any Liability of any Person in excess of one million dollars ($1,000,000) (excluding settlements paid by insurance);

(xix)          any Contract with any Governmental Authority (excluding any rights-of-ways, Easements or similar Contracts or Permits);

(xx)           any Contract with a Material Supplier that has a term greater than six (6) months and cannot be cancelled without penalty or further payment (other than previously accrued payment obligations that are less than five million dollars ($5,000,000)) and without more than ninety (90) days’ notice;

(xxi)          any Contract with a Material Customer that has a term greater than six (6) months and is reasonably expected to result in aggregate revenues of at least five million dollars ($5,000,000) over the term of such Contract;

(xxii)         each Sasol Guaranty; and

(xxiii)       any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual or other performance extended by the Company that was not entered into in the Ordinary Course of Business that would reasonably be expected to result in a Liability to the Company, the Business or the Assets of more than two million dollars ($2,000,000).

(b)               Except as set forth on Section 3.14(b) of the Disclosure Schedule or with respect to any Retained Contract, true, complete and correct copies of all Material Contracts have been provided to the New Member in unredacted form (other than immaterial redactions with respect to banking information and signatories). Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation on the applicable member of the Sasol Group and, to the Existing Member’s Knowledge, of the counterparties to such Material Contracts, subject, in each case, to the Remedies Exception, no member of the Sasol Group has received from any other party to a Material Contract any written notice of any material breach or material violation by such member of the Sasol Group of any Material Contract or termination or intention to terminate such Material Contract that remains unresolved, and, except as would not reasonably be expected to have a material adverse effect on the Existing Member, the Business or the Assets, taken as a whole, the applicable member of the Sasol Group is not, and to the Existing Member’s Knowledge, none of the other parties thereto are, in material breach or violation of or default under, and no event has occurred which with notice or lapse of time or both would permit termination, modification, or acceleration of any amounts due by such other parties of, such Material Contract. For purposes of this Section 3.14, the term “Material Contract” shall include any Contract entered into following the date of this Agreement that would have been a Material Contract had such Contract been in effect on the date of this Agreement.

Section 3.15        Customers and Suppliers.

(a)               Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of the Business based on revenue of the Business for the twelve (12) month period prior the Execution Date, and the amount for which each such customer was invoiced during such period (collectively, the “Material Customers”). To the Existing Member’s Knowledge, no member of the Sasol Group has received any written notice that any of such Material Customers (excluding any Material Customers that have month-to-month Contracts with respect to the Business) (i) has ceased or materially reduced, or will cease or substantially reduce, use of products or services relating to the Business or (ii) has sought, or is seeking, to reduce the price it will pay for the products and services relating to the Business.

(b)               Section 3.15(b) of the Disclosure Schedule sets forth a true and complete list of the suppliers (other than law firms, accounting and audit firms, insurers, financial advisers or employee benefits administrators) with which the Sasol Group has made expenditures greater than one million dollars ($1,000,000) in the aggregate in connection with the Business during the twelve (12) month period prior to the Execution Date, and the amount for which each such supplier invoiced the Sasol Group with respect to the Business during such period (the “Material Suppliers”). To the Existing Member’s Knowledge, no member of the Sasol Group has received any written notice that there has been any material adverse change in the price of such supplies or services provided by any such Material Supplier (excluding any Material Suppliers that have month-to-month Contracts with respect to the Business), or that any such Material Supplier will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Sasol Group, subject to general and customary price increases.

Section 3.16        Affiliate Relationships. Except as set forth on Section 3.16 of the Disclosure Schedule, no Related Party of the Company: (a) is a party to any Contract to which the Company is party or to which the Company, the Assets or the Business is bound, (b) owns any interest in the Company or (c) provides any services (other than employee, director and officer services) to or facilities for use by the Company or the Business.

Section 3.17        Business Benefit Plans.

(a)               Section 3.17(a)(i) of the Disclosure Schedule sets forth a complete list of each material Benefit Plan that is maintained, sponsored or contributed to by the Existing Member or any of its ERISA Affiliates for the benefit of any Business Employee (“Business Benefit Plans”). Section 3.17(a)(ii) of the Disclosure Schedule lists any Benefit Plan for which the Company will have any Liability following the Closing.

(b)               With respect to each Business Benefit Plan, the Company has delivered or made available to the New Member correct and complete copies of, as applicable, (i) the plan document and any trust agreement relating to such plan, (ii) the most recent summary plan description, and (iii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Benefit Plan.

(c)               Except as would not result in Liability to the Company, each Business Benefit Plan has been established, operated, maintained, funded, and administered in accordance with its terms and complies in all material respects with all applicable Laws, including ERISA and the Code. The Company is not in non-compliance with any Laws applicable to any Business Benefit Plan, including ERISA and the Code. From and after the Closing the Company will not, and the Company does not, have any Liability pursuant to Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d)               Each Business Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, and nothing has occurred that could adversely affect such qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e)               Except as set forth on Section 3.17(e) of the Disclosure Schedule, no Business Benefit Plan is, and from and after the Closing the Company will not, and the Company does not, have any Liability with respect to or under: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or other pension plan, in each case, that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). From and after the Closing the Company will not, and the Company does not, have any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person, including the Existing Member or any of its ERISA Affiliates. Following the consummation of the transactions contemplated by this Agreement, the Company will not have any actual or contingent Liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA that is sponsored or contributed to by the Existing Member or its ERISA Affiliates.

(f)                Except as set forth on Section 3.17(f) of the Disclosure Schedule, no Business Benefit Plan provides, and the Company does not have any Liability to provide, health, medical, life insurance or other welfare benefits coverage with respect to Business Employees (or any of their beneficiaries) after retirement or other termination of employment or to any other Person(other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980B(f) of the Code, or any other applicable Law and for which the full cost of coverage is borne by the current or former employee (or any of their beneficiaries) or other recipient).

(g)               Except as would not result in Liability to the Company, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Existing Member’s Knowledge, threatened, involving any Business Benefit Plan or any related trust and (ii) to the Existing Member’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions.

(h)               None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) could (i) entitle any current or former Business Employee to any payment (whether in cash, property or vesting of property), compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits to any current or former Business Employee, (iii) with respect to the Business Employees result in any breach or violation of or default under any Business Benefit Plan or (iv) result in the payment of any amount or entitlement or benefit that that would not be deductible by reason of Section 280G of the Code or could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person under Section 409A or 4999 of the Code.

(i)                 Each Business Benefit Plan subject to Section 409A of the Code (if any) is in compliance in all material respects therewith, such that no Taxes or interest will be due and owing in respect of such Business Benefit Plan failing to be in compliance therewith.

Section 3.18        Labor Relations.

(a)               The Company and the Existing Member (with respect to the Business, the Business Employees and the Assets) are not a party to or bound by any Collective Bargaining Agreements or other collective labor-related agreements or arrangements, and there are no labor unions or similar employee representative or labor organization presently representing or, to the Existing Member’s Knowledge, engaged in any organizing activity, in each case with respect to any Business Employee, the Business or the Assets, and there has not been any such organizing activity in the past three (3) years. No Business Employees are represented by any labor union or similar employee representative or labor organization with respect to their employment with the Existing Member or the Company. There is not, and during the past three (3) years there has not been, any pending or existing, or, to the Existing Member’s Knowledge, threatened, with respect to the Company, any Business Employee, the Business or the Assets, any (i) strike, slowdown, picketing, lockout, material labor-related arbitration, material grievance, other material labor dispute or work stoppage, (ii) charge (including any unfair labor practice charge) or complaint filed by an employee, union or other labor organization with any labor relations board, or (iii) application for certification of a collective bargaining agent. To the Existing Member’s Knowledge, in the past three (3) years, no event has occurred or circumstance exists or has existed that would reasonably be expected to result in any material work stoppage or other material labor dispute involving Business Employees. The Company and the Existing Member (with respect to the Business, the Business Employees and the Assets) have no notice or consultation obligations to labor unions or similar employee representative or labor organization in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(b)               The Company and the Existing Member (with respect to the Business, the Business Employees and the Assets) are and, for the last three (3) years, have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), COVID-19 (as related to labor, employment and employment practices), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(c)               The Company and the Existing Member (with respect to the Business, the Business Employees and the Assets) have no material Liability for: (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Law, Contract or company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(d)               To the Knowledge of the Existing Member (with respect to the Business, the Business Employees and the Assets), no current or former employee or independent contractor of the Existing Member is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Company or the Existing Member; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Existing Member or the Company.

(e)               The Company does not have and the Existing Member does not reasonably expect (with respect to the Business, the Business Employees and the Assets) any material Liability with respect to any allegations of sexual harassment, or other discrimination, retaliation or similar policy violations and is not aware of any such allegations relating to officers, directors, employees, contractors, or agents of the Company or the Existing Member (with respect to the Business, the Business Employees and the Assets), that, if known to the public, would bring the Company into material disrepute.

(f)                With respect to the Business, the Business Employees and the Assets, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or material reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting employees or individual independent contractors of the Company or the Existing Member has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and the Existing Member (with respect to the Business, the Business Employees and the Assets) has not otherwise experienced any material employment-related Liability with respect to COVID-19.

(g)               The Existing Member represents that each Dedicated Employee predominantly devotes his or her working time to performing services on behalf of the Business, and that the Existing Member does not employ any individual who predominantly devotes his or her working time to performing services on behalf of the Business, but is not considered a Dedicated Employee.

Section 3.19        Intellectual Property. Section 3.19 of the Disclosure Schedule sets forth a true, complete and accurate list, as of the Execution Date, of all Intellectual Property owned by a member of the Sasol Group that is registered or subject to a pending application for registration and that is primarily used in connection with the Business.

(a)               After giving effect to the transactions contemplated by the Business Separation Agreement, and the rights and services provided under the Transition Services Agreement:

(i)                 all Intellectual Property owned by any member of the Sasol Group that is required for the conduct of the Business as currently conducted is included in the Assets or being made available under the Transition Services Agreement;

(ii)              the Company will own or have a valid and enforceable right to use all Intellectual Property used in (unless the Parties otherwise agree in writing to replace the same) or necessary for the operation of the Business as currently operated.

(b)               No Intellectual Property included in the Assets (including under any Contract transferred through the Business Separation Agreement) is used in the business of the Sasol Group (other than with respect to the Assets or use in connection with third party licensor improvement exchanges in accordance with the terms of the applicable license agreements).

(c)               (i) There are no pending or, to the Existing Member’s Knowledge, threatened claims by any Person alleging infringement or misappropriation by a member of the Sasol Group in connection with construction or operation of any of the Assets used in connection with the Business or products manufactured by the Business, (ii) the current conduct of the Business does not infringe, misappropriate or violate, and has not in the three (3) years prior to the date hereof infringed, misappropriated or violated, any Intellectual Property of any Person, (iii) no member of the Sasol Group has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Intellectual Property on Section 3.19 of the Disclosure Schedule, and (iv) to the Existing Member’s Knowledge, no Person is infringing or misappropriating any Intellectual Property included in the Assets.

(d)               The Sasol Group has taken steps reasonable under the circumstances to protect the confidentiality of any confidential information included in the Assets and to secure ownership of any Intellectual Property included in the Assets developed by employees or contractors in the scope of their employment or engagement by the Sasol Group.

(e)               The Sasol Group owns, leases, licenses, or otherwise has sufficient rights to use all necessary software, hardware, databases, computer equipment, systems and other information technology tangible assets used in connection with the Business as currently conducted (collectively, “IT Assets”). The Sasol Group has taken commercially reasonable actions designed to protect the security, confidentiality and integrity of the IT Assets used for the operations of Business from unauthorized use, access, interruption, or modification. For the past two (2) years, to the Existing Member’s Knowledge, there have been no unauthorized intrusions or breaches of the security of, or unauthorized access to, any of the IT Assets or any of the data or information (including personal information or payment card data) stored or contained therein or accessed or processed thereby, in each case having a material impact on the Business. With respect to the Business, the Sasol Group is, and at all times has been, in compliance in all material respects with all applicable Laws relating to the collection, use, processing, distribution, or protection of data or otherwise relating to data privacy or information security.

Section 3.20        Trade Control Laws; Anti-Corruption.

(a)               Neither the Business, nor any of its officers, directors, employees, agents or other third party representatives acting on behalf of the Business, is currently, or has been in the last five (5) years (i) a Sanctioned Person; (ii) organized, resident in or operating from a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”). In the past five (5) years, the Business has not exported or reexported any ITAR or EAR-controlled products, services, technology or data except pursuant to valid licenses, approvals or license exceptions and otherwise in accordance with applicable Law.

(b)               Neither the Business, nor any of its officers, directors, employees, agents or third party representatives acting on behalf of the Business, has in the past five (5) years, directly or indirectly (i) offered, promised or given any financial or other advantage or inducement to any Person with the intention of influencing (A) any Government Official in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would violate Anti-Corruption Laws, (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would violate Anti-Corruption Laws or be likely to influence such Person in the performance of his, her or its role, (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (iv) made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official or employee or (v) otherwise taken any action that would violate any Anti-Corruption Laws.

(c)               In the past five (5) years, the Existing Member has not received with respect to the Business from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws. The Existing Member has maintained and enforced with respect to the Business policies, procedures and internal controls reasonably designed to ensure the Business’s compliance with Trade Control Laws and Anti-Corruption Laws.

Section 3.21        Sufficiency of the Assets.

(a)               Except for assets, services and other obligations of the Parties that are contemplated by the Transition Services Agreement or any other Transaction Document and assuming all consents, waivers, approvals, licenses, Permits, authorizations, registrations, declarations, filings or notifications required to be made or obtained in connection with the execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents are so made or obtained as of the Closing Date, the Assets, and the rights, goods and services which are the subject of the Transaction Documents, will constitute all the assets, rights and properties, tangible or intangible, real or personal (other than with respect to Intellectual Property the sufficiency of which is addressed exclusively in Section 3.19), that are used or necessary for use in connection with the conduct of the Business as conducted prior to the Execution Date, consistent with past practice.

(b)               Except as set forth in Section 3.21(b) of the Disclosure Schedule, the tangible Assets (i) are in good operating condition and repair in all material respects (taking such Asset’s age and ordinary wear and tear into account), free from material structural and mechanical defects, and do not require any material maintenance or repair services in order to be put into a condition that would permit their present operations in accordance with standard industry practice in the areas in which they are operated or used, (ii) have been and are being maintained in all material respects in accordance with standard industry practice in the areas in which they are operated or used and (iii) are adequate and suitable for the purpose for which they are currently being used in connection with the operation of the Business. Maintenance has not been deferred on any Asset in contemplation of the transactions contemplated by this Agreement or the transactions contemplated hereby (including the Reorganization).

(c)               Except as set forth in Section 3.21(c) of the Disclosure Schedule, but without limiting the generality of Section 3.21(b), the LCCP Cracker is fully operational, has successfully achieved all applicable technical, operational and other performance milestones applicable to the construction thereof in accordance with the standards set forth in the Contract(s) applicable thereto, including meeting or exceeding any technical, operational or performance thresholds necessary to deem the construction thereof complete or substantially complete in accordance with the terms thereof, and is, and at all times since the completion of construction thereof has been, capable of meeting or exceeding all technical, operational and other performance specifications applicable thereto in accordance with the standards set forth in the Contract(s) applicable thereto.

(d)               All books and records of the Business that constitute the Assets have been maintained in accordance with applicable Law in all material respects and in the Ordinary Course of Business and are materially complete and accurate.

Section 3.22        Absence of Certain Changes. Except as contemplated by this Agreement (including the consummation of the Reorganization) or as set forth in Section 3.22 of the Disclosure Schedule, (a) since the Balance Sheet Date and through the Execution Date, the Sasol Group has operated the Business in the Ordinary Course of Business and (b) since the Balance Sheet Date, there has not been a Material Adverse Effect.

Section 3.23        Broker’s Commissions. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company has not directly or indirectly, entered into any Contract with any Person that would obligate the New Member or the Company or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.

Section 3.24        No Prior Activities. The Company was formed as a limited liability company under the Laws of the State of Delaware on the Execution Date. Since its date of formation, the Company has not conducted or engaged in any activities or business, other than activities expressly contemplated by this Agreement and the other Transaction Documents, including the Reorganization and, except as expressly contemplated by this Agreement and the other Transaction Documents (including the Reorganization), has no assets (including bank accounts), Liabilities or obligations of any kind or nature whatsoever and has not entered into any Contract other than its Organizational Documents. The Company does not have and has never had any officers or managers.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE EXISTING MEMBER

The Existing Member hereby represents and warrants to the New Member as of the Execution Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01        Organization; Good Standing. The Existing Member is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02        Authority. The Existing Member has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and, subject to the receipt of the affirmative vote of the holders of Shares representing more than fifty percent (50%) of the voting rights exercised at the Shareholders’ Meeting and entitled to vote thereon in accordance with Section 65 of the Companies Act and the Organizational Documents of Sasol Limited to consummate the transactions contemplated hereby and thereby (the “Shareholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Existing Member of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary limited liability company action on the part of the Existing Member and, subject to receipt of the Shareholder Approval, its Affiliates. This Agreement has been duly and validly executed and delivered by the Existing Member and (assuming due authorization, execution, and delivery by the other Parties) constitutes the legal, valid, and binding obligation of the Existing Member enforceable against the Existing Member in accordance with its terms and conditions subject to the Remedies Exception.

Section 4.03        No Conflicts; Consents and Approvals.

(a)               Except as set forth in Section 4.03(a) of the Disclosure Schedule, neither the execution and delivery by the Existing Member of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the Existing Member of the transactions contemplated hereby or thereby will: (i) violate or conflict with any provision of the Organizational Documents of the Existing Member; (ii) violate, result in a breach of, constitute a default (or event which, after giving of notice or lapse of time, or both, would become a default) under, cause the loss of any right, benefit or authorization to which the Company or the Business is entitled under, or require consent or notice under any Material Contract, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract; (iii) assuming receipt of all Consents of Governmental Authorities described in Section 4.03(b) of the Disclosure Schedule, violate, conflict with, or result in a violation of or conflict with, any Law to which the Existing Member is subject; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Company, the Assets, the Business or any Lien (other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws) on the Membership Interests, except in the case of clauses (ii) or (iv), as would not reasonably be expected to have a material and adverse effect on the Existing Member, the Business or the Assets, taken as a whole.

(b)               No Consent of, or Filing with or to, any Person (including a Governmental Authority) is required to be obtained or made by the Existing Member in connection with the execution and delivery by the Existing Member of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) requirements of any Competition Laws, or as set forth on Section 4.03(b) of the Disclosure Schedule, (ii) Consents or Filings set forth in Section 4.03(b) of the Disclosure Schedule, (iii) Filings and Consents not required to be made, given or obtained until after the Closing and set forth in Section 4.03(b) of the Disclosure Schedule, or (iv) requirements applicable as a result of the specific legal or regulatory status of the New Member or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the New Member or any of its Affiliates are or propose to be engaged (other than the business of the Company (including the Business) from and after the Closing).

Section 4.04        Litigation; Orders. (a) (i) There are no Actions pending or, to the Existing Member’s Knowledge, threatened against the Existing Member or its Affiliates related to the Existing Member, the Business, the Business Employees or the Assets, or to which the Existing Member, the Business, the Business Employees or the Assets would be subject and (ii) other than with respect to Retained Liabilities, at all times during the past three (3) years there have been no Actions, against the Existing Member or its Affiliates related to the Company, the Business, the Business Employees or the Assets, or to which the Company, the Business, the Business Employees or the Assets would be subject, and (b) (i) there are no material outstanding Orders to which the Existing Member is a party or by which it, the Business, the Business Employees or the Assets are bound, or unsatisfied judgments, penalties or awards against or affecting the Existing Member, the Business, the Business Employees, the Assets or the Membership Interests and (ii) other than with respect to Retained Liabilities, at all times during the past three (3) years there have been no Orders to which the Company was a party or by which it, the Business, the Business Employees or the Assets were bound, or unsatisfied judgments, penalties or awards against or affecting the Company, the Business, the Business Employees or the Assets, in each case, except as would not reasonably be expected to have a material adverse effect on the Existing Member, the Business or the Assets, taken as a whole.

Section 4.05        Ownership of the Membership Interests.

(a)               The Existing Member owns the Membership Interests beneficially and of record, free and clear of all Liens, other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws. The Membership Interests held by the Existing Member constitute one hundred percent (100%) of the issued and outstanding Equity Interests of the Company. The consummation of the transactions contemplated by this Agreement will convey to the New Member good and valid title to the New Member Interests, free and clear of all Liens, except for those created by the New Member, contained in the Company’s Organizational Documents, or those arising from restrictions on the sale of securities under applicable securities Laws.

(b)               Except for this Agreement, the Existing Member is not a party to any (i) option, warrant, purchase right or other Contract or commitment obligating the Existing Member to sell, transfer, or otherwise dispose of Equity Interests in the Company, or (ii) voting trust, proxy, or other Contract, agreement or understanding with respect to the voting of Equity Interests in the Company.

Section 4.06        No Bankruptcy.

(a)               There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to the Existing Member’s Knowledge, threatened against the Existing Member.

(b)               Immediately after giving effect to the transactions contemplated by this Agreement, the Existing Member shall be able to pay its debts as they become due and own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Existing Member shall have adequate capital to carry on its businesses. No transfer of property is being made by the Existing Member and no obligation is being incurred by the Existing Member in connection with the transactions contemplated by this Agreement (including the Reorganization) with the intent to hinder, delay or defraud either present or future creditors of the Existing Member.

Section 4.07        No Broker Fees. The Existing Member has not, directly or indirectly, entered into any Contract with any Person that would obligate the New Member, the Company, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE NEW MEMBER

The New Member hereby represents and warrants to the Existing Member as of the Execution Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 5.01        Organization. The New Member is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02        Authority. The New Member has all necessary limited liability company power and authority to (a) execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, and to perform its obligations hereunder and thereunder and (b) to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party. The execution, delivery, and performance by the New Member of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary limited liability company action on the part of the New Member. This Agreement has been duly and validly executed and delivered by the New Member and (assuming due authorization, execution, and delivery by the Company and the Existing Member) constitutes the legal, valid, and binding obligation of the New Member, enforceable against the New Member, in accordance with its terms and conditions subject to the Remedies Exception.

Section 5.03        No Conflicts; Consents and Approvals.

(a)               Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by the New Member of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the New Member of the transactions contemplated hereby or thereby, will: (i) violate or conflict with any provision of the Organizational Documents of the New Member; (ii) violate, result in a breach of, or require consent or notice under any material Contract to which the New Member is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel any such material Contract; (iii) assuming receipt of all Consents of Governmental Authorities described in Section 5.03(b) of the Disclosure Schedule, violate, conflict with, or result in a violation of or conflict with any Law to which the New Member is subject; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of the New Member, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a New Member Material Adverse Effect.

(b)               No Consent of, or Filing with or to, any Person (including a Governmental Authority) is required to be obtained or made by the New Member in connection with the execution and delivery by the New Member of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) requirements of any Competition Laws or as set forth on Section 5.03(b) of the Disclosure Schedule, (ii) Consents or Filings set forth in Section 5.03(b) of the Disclosure Schedule, (iii) Filings and Consents not required to be made, given or obtained until after the Closing, and (iv) requirements applicable as a result of the specific legal or regulatory status of the Existing Member or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Existing Member or any of its Affiliates are or propose to be engaged.

Section 5.04        Litigation; Orders. There are no (a) material Actions pending or, to the New Member’s Knowledge, threatened against the New Member or its Affiliates relating to the New Member, or to which the New Member would be subject and (b) there are no material outstanding Orders to which the New Member is a party or by which it is bound or unsatisfied judgments, penalties or awards against or affecting the New Member, in each case, except as would not be expected to prevent, materially impede or materially delay the ability of the New Member to timely consummate the transactions contemplated by this Agreement.

Section 5.05        Acquisition as Investment. The New Member is acquiring the Membership Interests for its own account as an investment without the present intent to sell, transfer, or otherwise distribute the same to any other Person in violation of any securities Laws. The New Member acknowledges that the Membership Interests are not registered pursuant to the 1933 Act and that none of the Membership Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The New Member is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

Section 5.06        Financial Resources; Solvency.

(a)               The New Member will, as of the Closing Date, have sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (i) to pay the New Member Closing Payment Amount and (ii) to otherwise perform its obligations under the Transaction Documents.

(b)               Immediately after giving effect to the transactions contemplated by this Agreement, the New Member shall be able to pay its debts as they become due and own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the New Member shall have adequate capital to carry on its businesses. No transfer of property is being made by the New Member and no obligation is being incurred by the New Member in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the New Member or its Affiliates.

(c)               The New Member understands that the New Member’s obligations to effect and consummate the transactions contemplated by this Agreement are not subject to the receipt or availability of any funds or financing by the New Member.

Section 5.07        No Broker Fees. The New Member has not, directly or indirectly, entered into any Contract with any Person that would obligate the Existing Member, the Company, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.

Article VI.
COVENANTS

Section 6.01        Interim Period Operations.

(a)               From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article X, except (1) as may be required for Emergency Operations or (2) for the actions expressly permitted or required under the terms of this Agreement, including, for the avoidance of doubt, all reasonably necessary actions taken in connection with, in contemplation of or in preparation for, the transactions contemplated by the Business Separation Agreement and this Agreement, or consented to in writing by the New Member (which consent shall not be unreasonably delayed, withheld or conditioned), the Existing Member shall, and shall cause the Business, the Assets and the Company to:

(i)                 operate the Assets and the Business in a good and workmanlike manner, and maintain its books and records, in the Ordinary Course of Business;

(ii)                use commercially reasonable efforts to maintain and to keep the Assets in good repair and condition, ordinary wear and tear excepted;

(iii)               use commercially reasonable efforts to maintain and preserve intact the Business and the current organization, business and franchise of the Company, and to preserve the rights, franchises, goodwill, services and relationships of the Business Employees, customers, lenders, suppliers, contractors, vendors, suppliers, agents, regulators and others having business relationships in connection with the Business or the Assets;

(iv)             comply in all material respects with all applicable Law;

(v)              use commercially reasonable efforts to keep in full force and effect insurance applicable to the Business and the Assets comparable in amount and scope of coverage to that currently maintained;

(vi)             give written notice to the New Member as soon as is practicable of any written notice received or given by any member of the Sasol Group with respect to any alleged material violation or breach by any member of the Sasol Group or other Person of (A) any Material Contract, (B) any Easement or Business Permit, or (C) any Law, in each case, to the extent relating to the Company, the Assets, the Business or any Business Employee;

(vii)            give prompt written notice following receipt by any member of the Sasol Group of any material Action initiated by, or written claim threatening a material Action, received from, any Person with respect to the transactions contemplated hereby or the Company, the Assets, the Business or any Business Employee;

(viii)           with respect to Emergency Operations, notify the New Member of such emergency and the related Emergency Operations as soon as reasonably practicable (and in any event within one (1) Business Day following the occurrence thereof);

(ix)             give prompt notice to the New Member of (A) any material damage or any casualty to the Assets or any other assets material to the Business, (B) any written notice received or made by the Sasol Group in connection with any Insurance Policy (including with respect to any notice of potential claims or losses), or (C) any written notice received or made by the Sasol Group of any claim asserting any material tort or violation of Law or any new or threatened Action, that (in each case) relates to or affects the Company, the Business or the Assets;

(x)             give prompt notice to the New Member of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(xi)             give prompt notice to the New Member of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)               From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article X, except (1) as may be required for Emergency Operations, (2) the actions expressly permitted or required under the terms of this Agreement or consented to in writing by the New Member, (3) actions taken in accordance with or otherwise contemplated by the Business Separation Agreement, and (4) commercially reasonable actions taken in the reasonable discretion of the Existing Member in good faith in connection with the construction, development and testing to the extent required for repairs or completion any of the Assets (provided that (x) such construction, development and testing shall be conducted in a good and workmanlike manner consistent with applicable Law, safety and good business practice and (y) to the extent any actions relating to such construction, development and testing would require the consent of the Existing Member pursuant to this Section 6.01(b), the Existing Member shall otherwise keep the New Member reasonably informed as to the status of any such construction, development and testing), the Existing Member shall not, and shall not permit the Business, the Assets or the Company to:

(i)                 (A) issue, sell, grant, set-aside, dispose of, accelerate the vesting of, modify or otherwise subject to any Lien, as applicable, any Equity Interest of the Company, (B) redeem, purchase or otherwise acquire any of Equity Interests of the Company, (C) declare, set aside for payment or pay any distribution or dividends on any Equity Interests of the Company, or (D) split, combine, subdivide or reclassify or otherwise amend the terms of any Equity Interests of the Company, or (E) make any other change with respect to the Company’s capital structure;

(ii)                engage in any transaction or series of related transactions to sell, exchange, transfer, mortgage, lease, pledge or dispose of all or any portion of the Assets (other than (A) pursuant to any Material Contracts, (B) dispositions of obsolete or worthless equipment, or (C) transactions involving sales of chemicals and petrochemicals in the Ordinary Course of Business), merge or consolidate the Company with any other Person;

(iii)               make, enter into any material commitment for or authorize any capital expenditure with respect to the Assets or the Business or make any material commitment for the purchase, construction or improvement of the Assets or the Business, in each case in excess of three million dollars ($3,000,000);

(iv)               voluntarily incur, create or assume any Lien with respect to any asset which is, or will be after giving effect to the Reorganization, an Asset other than Permitted Liens;

(v)               (A) incur, assume or guarantee any Indebtedness, in each case, for which the New Member or the Company would have Liability from and after the Closing, (B) otherwise incur any Lien or agree to furnish a guarantee or other credit support in an amount in excess of one million dollars ($1,000,000) in any transaction or series of related transactions, or (C) purchase, redeem, cancel, prepay or make any other complete or partial discharge in advance of a scheduled payment or mandatory redemption date of any such obligation in any transaction or series of related transactions;

(vi)              assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the Ordinary Course of Business, or (B) trade credit granted in the Ordinary Course of Business);

(vii)            directly or indirectly (A) acquire or agree to acquire by merging or consolidating with, or by purchasing all of or a substantial Equity Interest in or any material assets of, making an investment in or capital contribution to or by any other manner, any Person or division, business or Equity Interest of any Person, or (B) enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would restrict or limit the operations of the Company, the Business or the Assets;

(viii)           take any action with respect to any adoption of, or adopt, a plan of complete or partial liquidation or a bankruptcy, dissolution, merger, consolidation, conversion, restructuring, recapitalization, reclassification, or other reorganization or winding up of any of the Company, except in accordance with the Reorganization;

(ix)             (A) adopt or permit any change in the tax classification for federal income tax purposes of the Company, (B) make, change or rescind any material Tax election, (C) settle or compromise any material audit, examination or proceeding relating to Taxes, (D) change any annual accounting period of the Company, (E) adopt or change any accounting method of the Company or relating to the Company, the Assets or the Business, (F) file any amended Tax Return of the Company or with respect to the Business or the Assets, or (G) surrender any right to claim a refund of Taxes of the Company or with respect to the Business or the Assets;

(x)               unless required by Law, (A) modify, extend, or enter into any Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, employee representative body or group of Business Employees as the bargaining representative for any Business Employees;

(xi)             implement (with respect to the Business Employees) any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, material work schedule changes or other such actions that could implicate the WARN Act;

(xii)          hire, engage, terminate (without cause), furlough, or temporarily layoff any Business Employee or reassign the duties of (A) a Dedicated Employee such that he or she is no longer a Dedicated Employee, (B) an Available Employee such that he or she is no longer an Available Employee or (C) any other employee of the Existing Member such that he or she would be a Dedicated Employee, provided that none of the foregoing shall prevent or restrict the hiring of any employee to replace a Dedicated Employee whose employment has terminated without violation of the foregoing so long as any such hiring is made in consultation with the New Member;

(xiii)        except as required by the terms of a Business Benefit Plan in effect as of the Execution Date and set forth on Section 3.17(a)(i) of the Disclosure Schedule or as required by Law or, with respect to matters that do not result in any Liability to the New Member or the Company, (A) except as set forth on Section 6.01(b)(xiii) of the Disclosure Schedule, grant or announce any increase in the wages, salaries, compensation or benefits under any Benefit Plan with respect to any Business Employee, (B) materially amend, adopt, materially modify or terminate any Benefit Plan with respect to any Business Employee (or any plan, program, policy or arrangement that would be a Benefit Plan if in effect on the Execution Date), (C) grant or announce any change in control, transaction, retention bonus or other similar bonus award to any Business Employee, (D) hire, materially modify the job responsibility of, or extend offers of employment or engagement to any individual who would be a Dedicated Employee or other individual service provider of the Business as of the Execution Date, except to replace a Dedicated Employee whose employment has terminated without violation of this Agreement so long as any such action is taken in consultation with the New Member, or (E) terminate (except for cause), transfer or materially modify the job responsibilities of any Business Employee or other individual service provider of the Business in a manner that results in such employee ceasing to be a Business Employee or other individual service provider of the Business;

(xiv)         enter into any amendment to the Organizational Documents of the Company;

(xv)           Except as set forth on Section 6.01(b)(xv) of the Disclosure Schedule, (A) enter into any Contract that would be a Material Contract if in existence as of the Execution Date, (B) modify or amend in any material respect or terminate any Material Contract, (C) waive any material rights under any Material Contract or (D) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to the Business or the Assets;

(xvi)         terminate any Real Property Lease or, other than in the Ordinary Course of Business, amend, modify, extend or renew any Real Property Lease, or acquire or sell any interest in Real Property;

(xvii)        cancel, compromise, waive or release any right or claim to an amount greater than three million dollars ($3,000,000) in a manner or with an effect that, individually or in the aggregate, is adverse to the Company, the Business or the Assets in any material respect;

(xviii)      (A) commence any Action (other than with respect to any Action against the New Member or any of its Affiliates), or (B) pay, discharge, settle or satisfy any Action to the extent such payment, discharge, settlement or satisfaction (x) results in the payment or incurrence of Liabilities or obligations by the Company of an amount in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate or (y) includes any equitable remedies or other restrictions binding on the Company, the Business or the Assets beyond such cash settlement;

(xix)         take or fail to take any action that would result in the (A) cancellation, reduction, termination or failure to maintain coverage or satisfy any obligation under any Insurance Policy (including, for the avoidance of doubt, failing to provide notice for any casualty or property damage), or (B) the denial of coverage under any Insurance Policy, in each case, other than in connection with obtaining any replacement insurance policy providing substantially similar coverage on substantially the same terms as such Insurance Policy;

(xx)          enter into any commodity derivative instruments;

(xxi)         terminate or voluntarily relinquish any material Permit relating to the Business or the Assets, including any Business Permit; or

(xxii)       enter into any Contract providing for or otherwise committing to take any of the foregoing actions.

Section 6.02        Access of the New Member.

(a)               During the Interim Period (and prior to any earlier termination of this Agreement in accordance with Article X), the Existing Member shall provide, or cause its applicable Affiliates to provide, the New Member and its Representatives with reasonable access, upon reasonable prior written notice and during the Existing Member’s normal business hours, to the Assets, the books and records related to the Business or the Assets, and the Sasol Group’s Representatives (including accounting firms, counsel and financial advisors), but only to the extent that such access (i) does not unreasonably interfere with the Sasol Group’s business or the safe commercial operations of the Sasol Group, and (ii) is reasonably related to the New Member’s obligations and rights hereunder or consummation of the transactions contemplated hereby; provided that: (A) the Existing Member shall have the right to have a Representative of the Existing Member present for any communication with the Existing Member’s Representatives (it being understood that such right shall not materially delay the access of the New Member or its Representatives pursuant to this Section 6.02); (B) the New Member shall, and shall cause its Representatives to, observe and comply with all applicable environmental, health, safety, and security requirements issued by the Existing Member or its Affiliates and provided to the New Member prior to the New Member or its Representatives exercising their respective access rights pursuant to this Section 6.02; and (C) neither the New Member nor any of its Affiliates or Representatives, shall conduct any subsurface environmental investigation or testing during the Interim Period with respect to any of the Business or the Assets without the prior written consent of the Existing Member, which shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that during the Interim Period, the New Member and its Affiliates shall be permitted to conduct a Phase I Environmental Site Assessment and limited environmental compliance review of the Assets). The Existing Member shall instruct the Representatives of the Sasol Group to cooperate with the New Member in its exercise of its access rights pursuant to this Section 6.02. The New Member shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, the New Member shall not have any right of access to, and no member of the Sasol Group shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected to jeopardize any privilege (including attorney-client privilege) available to any member of the Sasol Group, (2) would cause any member of the Sasol Group to breach any fiduciary duty or Contract to which they are a party, (3) would include pricing or other competitively sensitive information and, as determined by the Existing Member’s outside counsel in good faith, would raise concerns under Competition Laws or (4) result in a violation of Law; provided that the Existing Member shall, and shall cause the other members of the Sasol Group to, use commercially reasonable efforts to seek consent or waiver of such privileges or restrictions if held by a Person other than the Existing Member or its Affiliates or, if held by the Existing Member or its Affiliates, an alternative course of action to most closely effectuate such access rights in favor of the New Member. Notwithstanding the foregoing, the Parties acknowledge and agree that policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and other Governmental Authorities in response to the ongoing COVID-19 pandemic may limit or delay the ability of the Existing Member to comply with the physical access covenants in this Section 6.02 and that reasonable refusal or delay of physical access to the extent required by such policies, procedures and protocols shall not constitute a breach or violation of this Section 6.02.

(b)               The New Member agrees to indemnify and hold harmless each member of the Sasol Group and any of their respective Representatives for any and all liabilities, Losses, costs, or expenses incurred by any member of the Sasol Group or their respective Representatives arising out of the physical access rights under Section 6.02(a), including any Action by any of the New Member’s or its Affiliates’ Representatives for any injuries or property damage while accessing any assets or properties of the Sasol Group, except to the extent caused by the gross negligence or willful misconduct of any member of the Sasol Group or their respective Representatives.

(c)               Notwithstanding anything in this Section 6.02 to the contrary, no Party shall be responsible for the mere discovery of any condition identified during an inspection conducted pursuant to this Section 6.02, except to the extent such condition is exacerbated by such discovering Party.

Section 6.03        Regulatory and Other Approvals from Governmental Authorities. From the Execution Date until the Closing:

(a)               The New Member, the Existing Member and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (i) make or cause to be made the Filings required of such Party or any of its Affiliates under the Laws set forth on Section 6.03 of the Disclosure Schedule with respect to the transactions contemplated by this Agreement, and to pay any fees required to be paid to a Governmental Authority for such Filings, as promptly as reasonably practicable, and with respect to any required filings pursuant to the HSR Act, no later than two (2) Business Days after the Execution Date (unless the Parties mutually agree otherwise) (which Filings shall request “early termination” of the HSR waiting period), (ii) cooperate with the other Parties in connection with such other Party’s Filings, (iii) cause the expiration or termination of all applicable waiting periods under the HSR Act or any other Competition Law, and to obtain the other required Consents under the Laws set forth on Section 6.03 of the Disclosure Schedule, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including providing an appropriate response, as promptly as reasonably practicable, to any requests received by such Party or any of its Affiliates from any Governmental Authority for additional information, documents or other materials, (iv) promptly notify each other, and if in writing, furnish the other Parties with copies (or, in the case of oral communications, advise the other of) any material communications, filings or correspondence from or to any Governmental Authority in respect of such Filings or otherwise relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.03, (v) consult and cooperate with each other with respect to, and provide each other with advance copies and a reasonable opportunity to comment on, and consider in good faith the views of the other Party in connection with, all Filings (excluding the notification and report form under the HSR Act), notifications, analyses, appearances, presentations, memoranda, briefs, arguments, advocacy submissions, white papers and opinions proposed to be made or submitted by or on behalf of any Party to, or proposed understandings, commitments or agreements with, Governmental Authorities relating to such Filings or otherwise relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.03; provided that (x) the materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns, and (y) each Party may reasonably designate any competitively sensitive material provided to another under this Section 6.03 as “Outside Counsel Only”, (vi) coordinate with the other Parties regarding the development and implementation of any strategy with respect to obtaining required Consents including but not limited to, the process and strategy for responding to any formal or informal request for additional information and documents (including any “second request” for additional information and documentary material under the HSR Act) and the content of, and analysis contained in, any Filings, notifications or communications (whether written or oral) with any Governmental Authority and (vii) resolve any objections as may be asserted by any Governmental Authority or other Person with respect to the transactions contemplated by the Transaction Documents and to vigorously contest, resist and defend through litigation on the merits, any Action, objection, challenge, suit, litigation, investigation, claim or other proceeding instituted (or threatened to be instituted), in court or otherwise, by any Governmental Authority or other Person challenging the transactions contemplated by the Transaction Documents as violative of any Law, and to have vacated, lifted, reversed or overturned any judgment, injunction, temporary restraining order or other Order, whether temporary, preliminary or permanent, that is in effect and that prevents, restricts, interferes with or delays the consummation of the transactions contemplated by this Agreement, including by pursuing administrative and judicial appeal. If a Party intends to participate in any substantive teleconference, videoconference or in-person meeting with any Governmental Authority or other Person relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.03, it shall give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting.

(b)               The New Member shall not, without the prior written consent of the Existing Member, (i) “pull-and-refile,” pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, or not to close before a certain date, the transactions contemplated by this Agreement.

(c)               The New Member shall use its reasonable best efforts to cooperate promptly and in good faith with Governmental Authorities in connection with all such Filings and in connection with obtaining required Consents. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the New Member shall, and shall cause its Affiliates to, take all actions and to do all things reasonably necessary, proper or advisable, to the extent permitted by applicable Law, to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date including, but not limited to, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise (i) the termination, creation, amendment, modification or assignment of commercial relationships, joint ventures, arrangements and contractual rights and obligations of the New Member or any of its Affiliates (but excluding, for the avoidance of doubt, any commercial relationships, joint ventures, arrangements or contractual rights or obligations the Company, the Assets or the Business), (ii) requirements that the New Member or any of its Affiliates (but excluding, for the avoidance of doubt, the Company, the Assets or the Business) grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party, (iii) limitations on the ability of the New Member or any of its Affiliates (but excluding, for the avoidance of doubt, Company, the Assets or the Business) to own, retain, control, conduct or operate the businesses, assets or properties of the New Member or any of its Affiliates (but excluding, for the avoidance of doubt, any businesses, assets or properties of the Company, the Assets or the Business), (iv) changes or restructuring of the New Member or any of its Affiliates (but excluding, for the avoidance of doubt, Company, the Assets or the Business) and (v) any other condition, commitment or restriction of any kind related to New Member or any of its Affiliates (but excluding, for the avoidance of doubt, the Company, the Assets or the Business); provided, however, that any such action or restriction described in this sentence may, at the Company’s discretion, be conditioned upon the Closing; provided, further, that the New Member and its Affiliates shall not offer, negotiate, commit to or effect any of the actions or restrictions described in this sentence that include, involve, relate to, or have any impact on, the Assets, the Business or the Company without the prior written consent of the Existing Member. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that neither Party shall have any obligation to: (x) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (y) make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of either Party or any of their respective Affiliates or the Company or any of its Affiliates or (B) the imposition of any limitation or regulation on the ability of the either Party or any of their respective Affiliates to freely conduct their business or own such assets.

(d)               The New Member shall be responsible for the payment of all filing fees in connection with applications, notifications and filings pursuant to the HSR Act and other Competition Laws.

(e)               The New Member shall not, and shall cause its Affiliates not to, agree to or consummate any acquisition of, merger with or into, consolidation with, or purchase of all or a portion of the assets of, or all or a portion of the equity in, any entity owning or having any rights in any business or assets of the type and character of, or that compete with, all or any part of the Assets or the Business, or take any other actions, including entering into, or agreeing to enter into, any license, joint venture or other agreement or transaction, which would reasonably be expected to, in each case, or in the aggregate to prevent, impair or materially delay the consummation of the transactions contemplated hereby.

Section 6.04        Reorganization.

(a)               The Existing Member shall cause the Reorganization to be completed as promptly as reasonably practicable after the Execution Date in accordance with, and pursuant to, the terms of this Agreement and the Business Separation Agreement.

(b)               No earlier than five (5) days prior to the Closing, the Existing Member and the New Member shall identify and select Process and Maintenance Inventory with a book value (determined in good faith by mutual agreement of the Existing Member and the New Member) equal to the Target Process and Maintenance Inventory Amount. The Existing Member shall, and shall cause its Affiliate to, use best efforts to consummate the Reorganization such that, at the Closing, (i) such Process and Maintenance Inventory so identified and selected by the Existing Member and the New Member is conveyed, transferred, assigned and delivered to the Company and (ii) the Process and Maintenance Inventory Amount Difference is zero dollars ($0).

(c)               No earlier than five (5) days prior to the Closing, the Existing Member and the New Member shall identify and select Product Inventory comprised of each Product Inventory Type in an amount equal to the Target Product Inventory Type Amount therefor, it being understood that the measurement of such identified and selected Product Inventory (and related Product Inventory Types) shall be conducted in accordance with the inventory measurement procedures set forth on Schedule C attached hereto. The Existing Member shall, and shall cause its Affiliate to, use best efforts to consummate the Reorganization such that, at the Closing, (i) such Product Inventory so identified and selected by the Existing Member and the New Member is conveyed, transferred, assigned and delivered to the New Member and (ii) the Product Inventory Type Amount Difference is zero (0) kT.

(d)               For the avoidance of doubt, and without limiting the generality of Section 6.02, the Existing Member shall provide, or cause its applicable Affiliates to provide, the New Member and its Representatives with reasonable access, upon reasonable prior written notice and during the Existing Member’s normal business hours, to the books and records of the Existing Member or such of its Affiliates, as applicable, for purposes of determining book value of the Process and Maintenance Inventory and measurement of the Product Inventory pursuant to the foregoing Sections 6.04(b) and 6.04(c), and the Existing Member shall provide the New Member with reasonable supporting documentation relating to the same.

Section 6.05        Shareholders Meeting. Sasol Limited shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Sasol Limited to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval, to be held as promptly as reasonably practicable following the Execution Date. Subject to the provisions of the Companies Act and the Organizational Documents of Sasol Limited and upon the approval by the Board of Directors of Sasol Limited (the “Sasol Limited Board”) of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the Reorganization), Sasol Limited shall recommend that the shareholders of Sasol Limited approve the transactions contemplated by this Agreement and the other Transaction Documents (such recommendation, the “Sasol Limited Board Recommendation”) and the Sasol Limited Board shall solicit from shareholders of Sasol Limited proxies in connection with the consummation of such transactions, and any circular, proxy statement or similar document soliciting such proxies shall include the Sasol Limited Board Recommendation. To the extent permitted by applicable Law, the Existing Member shall (a) keep the New Member reasonably informed with respect to the Shareholder Approval and (b) provide the New Member a reasonable opportunity to review and comment on any portion of any circulars, proxy statements or similar documents or other materials proposed to be distributed to the shareholders of Sasol Limited in connection with the Shareholder Approval to the extent such language references or describes the New Member or the transactions contemplated by this Agreement. The provisions of Article XII shall be deemed incorporated in and to apply to this Section 6.05.

Section 6.06        Consents.

(a)               Within five (5) Business Days following the Execution Date, the Existing Member shall prepare and send notices to the holders of the required Consents set forth on Section 6.06 of the Disclosure Schedule requesting such Consents or the waiver of such rights in accordance with their terms to the extent necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents (each such notice, a “Consent Request Notice”). Prior to sending such Consent Request Notices, the Existing Member shall provide the New Member with a copy of each draft Consent Request Notice and a reasonable opportunity to consult and comment thereon and shall consider in good faith any comments made by the New Member with respect thereto, provided that the New Member shall diligently and promptly review all drafts of such Consent Request Notices and provide comments, if any, thereto to the Existing Member no later than two (2) Business Days from receipt thereof from the Existing Member. The Existing Member shall provide the New Member with a copy of all notices sent to applicable Consent holders. The Existing Member shall use its commercially reasonable efforts at its sole cost and expense (but subject to Section 2.06(a)) to cause such Consents required to be requested pursuant to this Section 6.06 to be obtained and delivered prior to Closing. The terms of this Section 6.06 shall not apply with respect to (i) the Contracts set forth on Section 6.06(a)(i) of the Disclosure Schedule, it being understood that the Existing Member shall prepare and send notices of Consents or obtain the waiver of such rights in accordance with their respective terms by such other date as agreed upon by the Existing Member and the New Member and (ii) the Shared Contracts, it being understood that the treatment of Shared Contracts is governed by Section 6.07.

(b)               As soon as practicable following the Execution Date, and in any event prior to the Closing, the Existing Member shall use commercially reasonable best efforts to obtain, at its sole cost and expense but subject to Section 2.06(a), the Consent of each party to the Material License Agreements (other than any such party that is a member of the Sasol Group) to the extent such Consent is required (i) for the Company to own the Material License Agreements from and after Closing, (ii) for the New Member or any of its Affiliates to operate the Assets under the Operating Services Agreement and the other Transaction Documents from and after the Closing in compliance with the terms of the Material License Agreements, (iii) for the New Member or its Affiliates to sell Product to any Person from and after the Closing in compliance with the terms of the Material License Agreements, or (iv) to permit transfers of Membership Interests among any of the Existing Member, the New Member or any of their respective Affiliates after Closing in compliance with the terms of the Material License Agreements, in each case, as such Material License Agreements are in effect as of the Execution Date, as may be amended, restated, amended and restated or otherwise modified solely to the extent necessary to effect the foregoing clauses (i) through (iv) or as the New Member may otherwise agree to in writing after the date hereof.

Section 6.07        Treatment of Shared Contracts. The Existing Member shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause to occur, and the New Member shall reasonably cooperate with the Existing Member and their Affiliates with such efforts as reasonably requested by the Existing Member, on or prior to the Closing, with respect to each Contract listed or described on Section 6.07 of the Disclosure Schedule, the termination, amendment, separation or other action set forth on Section 6.07 of the Disclosure Schedule with respect to such Contract; provided that no Party shall be required to initiate any Action against any Person or make any payment to any Person in order to accomplish such termination, amendment, separation or other action. In the event that the termination, amendment, separation or other action set forth on Section 6.07 of the Disclosure Schedule with respect to any such Contract is not completed on or prior to the Closing, then the Existing Member shall, and shall cause its Affiliates to, continue to use commercially reasonable efforts following the Closing to cause the termination, amendment, separation or other action set forth on Section 6.07 of the Disclosure Schedule with respect to such Contract to occur. If the termination, amendment, separation or other action set forth on Section 6.07 of the Disclosure Schedule with respect to any Contract is not completed on or prior to the Closing, in addition to complying with the obligations set forth in this Section 6.07, the Parties shall in good faith implement mutually acceptable alternative arrangements for purposes of allocating rights and Liabilities and obligations under such Contract; provided that such arrangements shall not result in a breach or violation of such Contract by the Existing Member, the Company, the New Member or any of their respective Affiliates. If, following the Closing, the Existing Member or any of its Affiliates remains party to any Contract set forth on Section 6.07 of the Disclosure Schedule (which schedule may be amended, from time to time, by mutual agreement of the New Member and the Existing Member), all or a portion of which relates to the Business or the Assets (collectively, the “Shared Contracts”), the Parties shall (and, in the case of the Existing Member, shall cause each of the members of the Sasol Group to) in good faith implement mutually acceptable arrangements (such alternative arrangements may include a mutually agreed subcontracting, sublicensing, agency or subleasing arrangement) and take such other reasonable and permissible actions to cause, to the extent permitted under applicable Law: (a) the Company to receive the rights and benefits previously provided to the Business pursuant to such Shared Contract immediately prior to the Execution Date and consistent with past practice of the Business in the Ordinary Course of Business; and (b) the Company to bear the burden of the applicable Liabilities borne by the Business such Shared Contract immediately prior to the Execution Date immediately prior to the Execution Date and consistent with past practice of the Business in the Ordinary Course of Business. Notwithstanding the foregoing, the Company and the New Member shall have no approval or other rights with respect to any amendment, termination or other modification of any Shared Contract, in each case, so long as neither the Company nor the New Member has any Liability as a result of any such action and the applicable members of the Sasol Group provide notice of any amendment, termination or other modification as promptly as reasonably practicable in advance thereof to the Company and the New Member; provided that, the Existing Member and each other member of the Sasol Group shall be required by this Section 6.07 to maintain in effect each Shared Contract such time as such Contract is amended, separated, or replaced, as the case may be, as specified on Section 6.07 of the Disclosure Schedule.

Section 6.08        Sasol Guaranties.

(a)               On or prior to the Closing Date or as soon as practicable thereafter, the Existing Member (with the reasonable cooperation of its applicable Affiliate(s)) shall, at the sole cost and expense of the Existing Member, use commercially reasonable efforts to have the Existing Member or any of its Affiliates identified on Section 6.08(a) of the Disclosure Schedule removed as guarantor of or obligor for any Sasol Guaranties.

(b)               On or prior to the Closing Date, to the extent required to obtain a release from an agreement (including any lease of a real property interest) or a guarantee (each, a “Guarantee Release”) of any member of the Sasol Group, the Company will use its commercially reasonable efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee; provided that, in the event a form of such guarantee agreement is not provided for in the existing agreement or guarantee, such form shall be reasonably acceptable to the New Member.

(c)               If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 6.08(a) or Section 6.08(b), (i) the Company will indemnify, defend and hold harmless each of the Existing Member Indemnitees for any Liability to the extent arising from any Sasol Guaranty for which a Guarantee Release is not obtained by the Closing Date, and (ii) the Company will not agree to renew or extend the term of any Contract or other obligation to which any such Sasol Guaranty relates that would increase, extend or accelerate the Liability of the Existing Member or any of its Affiliates identified on Section 6.08(a) of the Disclosure Schedule under any such Sasol Guaranty without the prior written consent of the Existing Member.

Section 6.09        R&W Insurance Policy.

(a)               The New Member shall, as of the Execution Date, enter into a binder agreement (the “Binder Agreement”) with a representation and warranty insurer (or agent thereto) providing for conditional coverage under a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”). The New Member has provided the Existing Member with a copy of the Binder Agreement on the Execution Date. Each Party shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect as soon as all conditions in the Binder Agreement have been satisfied. The R&W Insurance Policy shall (i) expressly waive all rights of or via subrogation, contribution or otherwise in connection with this Agreement and the transactions contemplated hereby against the Existing Member (or any past or present Affiliates and each of their respective Representatives), except in the case of actual and intentional fraud, with knowledge of falsity, by such Person; (ii) the R&W Insurance Policy, including the foregoing provision, shall not be amended, supplemented, modified, waived, otherwise in any way changed, in each case, in a manner that is adverse to the Existing Member, without the prior written consent of the Existing Member; and (iii) the Existing Member, its Affiliates and each of their respective Representatives shall be express third party beneficiaries of the foregoing provisions with the right to enforce them.

(b)               The R&W Insurance Policy Costs shall be borne fifty percent (50%) by the New Member and fifty percent (50%) by the Existing Member, it being understood that the Existing Member shall bear such amount pursuant to the reduction in the New Member Closing Payment Amount in accordance with Section 2.06(a). Notwithstanding anything to the contrary in this Agreement, neither the Existing Member, nor any of its Affiliates, nor any of their respective Representatives, shall be entitled to any proceeds from the R&W Insurance Policy.

Section 6.10        Casualty and Condemnation. If, after the Execution Date but on or prior to the Closing Date, any portion of the Assets is destroyed by fire, explosion, hurricane, tornado, storm, weather events, earthquake, act of nature, act of God, civil unrest or similar disorder, terrorist acts, war or any other hostilities or other casualty, or is expropriated or taken in condemnation or under right of eminent domain by any Governmental Authority, whether or not fixed or repaired or in any way remediated (each, a “Casualty Loss”), within five (5) Business Days after becoming aware of such Casualty Loss, the Existing Member shall notify the New Member in writing of the same. If a Casualty Loss occurs and (a) the cost of restoring, repairing or replacing the Assets affected by such Casualty Loss to a condition substantially comparable to its condition immediately prior to the event or circumstance causing the Casualty Loss, plus (b) the amount of any lost profits reasonably expected to accrue in respect of the Business after the Closing as a result of such Casualty Loss (such amounts in clauses (a) and (b) with respect to any Asset, as estimated by a qualified firm reasonably acceptable to and selected by the Existing Member and the New Member promptly after the event giving rise to the Casualty Loss, the “Estimated Restoration Cost”), is greater than fifteen million dollars ($15,000,000), the Existing Member may, by notice to the New Member within thirty (30) days after the occurrence of such Casualty Loss and prior to the Closing, elect to (i) reduce the amount of the New Member Base Payment Amount by the Estimated Restoration Cost or (ii) restore, repair or replace in good faith, and a good and workmanlike manner consistent with applicable Law, safety and good business practices, such Assets affected by such Casualty Loss at any time prior to the Closing to a condition substantially comparable to its prior condition immediately prior to the Casualty Loss and, in either such case, such Casualty Loss shall not delay the Closing. Notwithstanding the foregoing, if any such restoration, repair or replacement of such Assets affected by such Casualty Loss is not completed within fifteen (15) days prior to the Closing or the Existing Member does not make any election as set forth in the preceding sentence within the period specified in the foregoing sentence, then the New Member Base Payment Amount shall be reduced by the Estimated Restoration Cost. If the Estimated Restoration Cost is fifteen million dollars ($15,000,000) or less, then there shall be no reduction in the amount of the New Member Base Payment Amount for the Estimated Restoration Cost. To the extent (and only to the extent) the New Member Base Payment Amount is reduced by the Estimated Restoration Cost pursuant to this Section 6.10 or the Existing Member has not received the proceeds of insurance or other claims following its restoration, repair or replacement of the Assets affected by such Casualty Loss prior to the Closing, the New Member shall, at the Existing Member’s request, use commercially reasonable efforts to cooperate and assist the Company in assigning to the Existing Member any rights of the Company to (x) claims against third parties and (y) insurance claims or recoveries available under insurance policies covering such Assets.

Section 6.11        Repair of Assets.

(a)               The Existing Member shall, as its sole cost and expense (including, for the avoidance of doubt, with respect to the conducting of any testing or hiring of any third party consultants, engineers or other advisors or service providers that the Existing Member is required to hire or otherwise determines to hire), use commercially reasonable efforts, as soon as reasonably practicable following the Execution Date, to (i) restore, repair and replace, in good faith and a good and workmanlike manner consistent with applicable Law, safety and good business practices, the LDPE Unit and any related Asset located at LCCP that was damaged as a result of the January 2020 explosion at LCCP to a condition substantially comparable to its condition immediately prior to such event, (ii) complete (x) all outstanding scopes of work for LCCP set forth on the LCCP Close Out Report and (y) any other repairs, actions, items and scopes of work, including the costs association therewith, necessary to complete LCCP as mutually determined in good faith by the New Member and the Existing Member, in each case, in good faith and a good and workmanlike manner consistent with applicable Law, safety and good business practices; (iii) cause the LDPE Unit to pass all of the performance tests and design specifications set forth in the Contract(s) applicable thereto in accordance with the terms thereof, and (iv) restore all Assets and operating standards therefor, in good faith and a good and workmanlike manner consistent with applicable Law, safety and good business practices, to the conditions substantially comparable to the conditions therefor as of August 15, 2020, including the applicable Assets achieving their respective target utilization (collectively, the “Asset Repairs”); provided that, if the New Member and the Existing Member are unable to mutually agree to the repairs, actions, items and scopes of work necessary to complete LCCP as required by preceding clause (ii)(y) within thirty (30) days following the Execution Date, then the New Member and the Existing Member shall submit such disagreement to a designated senior officer or manager of the New Member and a designated senior officer or manager of the Existing Member, and such designated senior officers or managers shall promptly meet (whether by telecommunication of in person) in a good faith attempt to resolve such dispute; provided further, that the failure to complete any of the Asset Repairs required by this Section 6.11(a) prior to the Closing Date shall not delay the Closing. The Existing Member shall pay all costs and expenses incurred in connection with such Asset Repairs. Subject to any restrictions in any Material License Agreement existing as of the Execution Date and disclosed to the New Member, the Existing Member and the New Member shall each have the right to attend any performance tests conducted in connection with the Asset Repairs conducted prior to Closing.

(b)               If any Asset Repairs are not completed in accordance with Section 6.11(a) and Section 6.11(d) at least twenty (20) Business Days prior to the Closing Date (such incomplete Asset Repairs, the “Incomplete Asset Repairs”), the Parties shall work in good faith to prepare a draft report (the “Asset Repair Report”) setting forth in reasonable detail (i) the nature of such Incomplete Asset Repairs, (ii) a good faith estimate of the anticipated cost and completion date of such Incomplete Asset Repairs and an itemized list of deficiencies and corrective actions for the completion thereof (the “Asset Repair Work List”) and (iii) with respect to any Incomplete Asset Repairs attributable to the Asset Repairs described in clauses (i), (iii) or (iv) of Section 6.11(a), a good faith estimate of the amount of any loss in value reasonably expected to accrue in respect of LDPE, the LCCP Cracker or LLDPE, as applicable, from and after the Closing as a result of such Incomplete Asset Repairs, such value to be calculated by the Parties in good faith in accordance with the methodologies set forth on Schedule E attached hereto for LDPE, the LCCP Cracker and LLDPE, as applicable (such value, the “Asset Loss Value”). Following the Closing, the Existing Member shall, at its sole cost and expense, use reasonable best efforts to complete all Incomplete Asset Repairs as soon as practicable (and in any event within six (6) months) following the Closing Date in accordance with the standards set forth in Section 6.11(a) and the Asset Repair Work List set forth in such Asset Repair Report. The Existing Member shall keep the New Member reasonably informed as to the status of the completion of all Incomplete Asset Repairs (including providing such information as may reasonably be necessary to maintain the books and records of the Company) and any events that are reasonably likely to delay completion, or materially affect the quality of completion, of all Incomplete Asset Repairs. Subject to any restrictions in any Material License Agreement, the Existing Member and the New Member shall each have the right to attend any performance tests conducted in connection with the Asset Repairs conducted from and after Closing. Notwithstanding anything in this Agreement to the contrary, if any Asset Repairs are not completed prior to the date that is six (6) months after the Closing Date, the New Member shall have the right to direct and control all remaining Asset Repairs and the Existing Member shall be obligated to promptly reimburse the New Member for any costs and expenses incurred as a result of assuming completion of such Asset Repairs from time to time after such time following the New Member’s delivery of an invoice therefor to the Existing Member. For the avoidance of doubt, any reimbursement made to the New Member pursuant to this Section 6.11 shall be separate from and in addition to any amounts payable to the New Member or Equistar Chemicals pursuant to the Operating Services Agreement from and after Closing.

(c)               On the first (1st) calendar day immediately following each thirty (30) day period following the Closing Date (each such date, an “Asset Repair Escrow Release Date”), the New Member and the Existing Member shall direct the Escrow Agent to release to the New Member the amount of the Asset Loss Value attributable to LDPE, the LCCP Cracker and LLDPE, as applicable, for the thirty (30) day period immediately preceding such Asset Repair Escrow Release Date in accordance with the formulas for LDPE, the LCCP Cracker and LLDPE, as applicable, set forth on Schedule F attached hereto; provided that, on the Asset Repair Escrow Release Date following the date on which all Incomplete Asset Repairs are completed for LDPE, the LCCP Cracker or LLDPE (each, a “Completed Asset”) in accordance with Schedule F attached hereto, Section 6.11(a) and Section 6.11(d), as applicable, the New Member and the Existing Member shall direct the Escrow Agent to release (x) to the New Member, the amount of the Asset Loss Value attributable to such Completed Asset for the thirty (30) day period immediately preceding such Asset Repair Escrow Release Date as calculated in accordance with Schedule E attached hereto, it being understood that there shall be no Asset Loss Value for any period following completion of all applicable Asset Repairs for all of the LDPE, the LCCP Cracker or LLDPE; and (y) to the Existing Member, all Asset Loss Value amounts remaining in the Asset Repair Escrow Account for such Completed Asset after giving effect to preceding clause (x), if any; provided further that, (1) any release of Asset Loss Value amounts under the foregoing clause (y) of this Section 6.11(c) shall apply for each Completed Asset, regardless of whether or not any other Incomplete Asset Repairs with respect to the LDPE, the LCCP Cracker or LLDPE, as applicable, remains outstanding at such time of release and (2) if all Incomplete Asset Repairs are not completed in accordance with Section 6.11(a) and Section 6.11(d) within one hundred eighty (180) days after the Closing Date (such date, the “Final Asset Repair Escrow Release Date”), the New Member and the Existing Member shall, within one (1) calendar day of the Final Asset Repair Escrow Release Date, direct the Escrow Agent to release to the New Member all amounts remaining in the Asset Repair Escrow Account as of such time.

(d)               Notwithstanding anything in this Agreement to the contrary, in no event shall the Asset Repairs or the Incomplete Asset Repairs, as applicable, be deemed to be complete in accordance with this Section 6.11 unless and until the Existing Member delivers an officer’s certificate certifying that each of the conditions set forth in Section 6.11(a)(i) through Section 6.11(a)(iv) have been satisfied.

Section 6.12        Misallocated Transfers.

(a)               In the event that at any time or from time to time (whether prior to, at or after the Closing), a Party or its Affiliate becomes aware that (i) the Company or the New Member or its Affiliates has retained or received or otherwise possesses any right, interest or asset, of any kind, character or description, whether real, personal or mixed, tangible, intangible or contingent (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable), or liability that is allocated to the Existing Member or any of its Affiliate pursuant to the terms of any Transaction Document or (ii) the Existing Member has retained or received or otherwise possesses any right, interest or asset, of any kind, character or description, whether real, personal or mixed, tangible, intangible or contingent (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable), or liability that is allocated to the Company or the New Member or its Affiliates pursuant to the terms of any Transaction Document, such Party shall notify the other Parties thereof and the Company, the New Member or the Existing Member, as applicable, shall promptly transfer, or cause to be transferred, such right, interest, asset or liability to the Person so entitled thereto or responsible therefor, at no cost or expense to the Person that is properly entitled to or responsible for such right, interest, asset or liability pursuant to the terms of the applicable Transaction Document.

(b)               For the avoidance of doubt, if the Company accepts or assumes any right, interest or asset pursuant to this Section 6.12, then such right, interest or asset shall be deemed to be an Asset for all purposes hereunder and the other Transaction Documents (including, for the avoidance of doubt, a Transferred Asset for all purposes under the Business Separation Agreement and the other Transaction Documents), and the Company and the New Member shall be entitled to all rights and benefits therefor as provided herein or in such other Transaction Documents.

Section 6.13        Books and Records. To the extent not located at a facility that will be owned by the Company at Closing, at or prior to the Closing, the Existing Member shall, and shall cause its Representatives to, deliver to the Company all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information may be stored, in each such case, to the extent primarily relating to the Assets, the Business or the Company and in the possession of or under the control of the Existing Member, another member of the Sasol Group or their respective Representatives; provided that electronic back-ups and archival copies of any such materials or data may be retained by Existing Member or any member of the Sasol Group in accordance with their standard document retention procedures (it being acknowledged and agreed that any such retained information shall be kept confidential for so long as such information is retained, shall not be readily accessible by the Existing Member’s or such Sasol Group member’s business personnel, and shall not be accessed or used for any purpose other than the purpose for which it has been retained); provided, further, that the Existing Member shall have no obligation hereunder to segregate or separate, or to deliver, data or data warehouses set forth on Section 6.13 of the Disclosure Schedule except as may be provided under the Transition Services Agreement.

Section 6.14        Delivery of Material Contracts. The Existing Member shall deliver to the New Member true, complete and correct copies of each Material Contract set forth on Section 3.14(b) of the Disclosure Schedule in unredacted form at least ten (10) Business Days prior to the Closing.

Section 6.15        Audited Financial Statements. The Existing Member shall prepare and deliver to the New Member audited combined carve-out historical financial information of the Business as of June 30, 2020 and the related audited statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows for the Business for the year ended June 30, 2020, each prepared in accordance with IFRS and the listing requirements of the Johannesburg Stock Exchange, together with the auditor’s reports thereon, an unqualified opinion of the auditor, and all related notes and schedules thereto, which shall be provided by the Existing Member to the New Member as soon as practicable following the date hereof and in any event no later than the Closing Date (the “Audited Financial Statements”).

Section 6.16        Termination of Affiliate Agreements. Notwithstanding any provision in Section 6.01 to the contrary, the Existing Member and its Affiliates shall, and shall cause the Company to, terminate all of the contracts listed on Section 6.16 of the Disclosure Schedule prior to the Closing without any cost or Liability to the Company or the New Member before, on or after the Closing.

Section 6.17        Change of Operatorship. As promptly as practicable after Closing, the Existing Member shall file all change of operator forms required for the operation of the Assets or the Business with the applicable Governmental Authorities. The Company shall use its commercially reasonable efforts to ensure that such change of operator forms are approved as promptly as practicable after Closing.

Section 6.18        Public Announcements. The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement is required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner, and content of disclosure and shall only disclose information in such announcement or statement to the extent required or compelled by such Law.

Section 6.19        Confidentiality. Except as required by Law (or the advice of counsel to an applicable Party), no Party shall, and each Party shall cause its respective Representatives not to, disclose the terms and conditions of this Agreement or any confidential or proprietary information or trade secrets of the other Party received during the course of the transactions contemplated by this Agreement (the “Confidential Information”) to any third party, in each case, without the prior written consent of each of the other Parties, except for disclosures: (a) to authorized directors, managers, officers, agents, employees and other Representatives of such Party or its Affiliates and as otherwise may be proper in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement and the other Transaction Documents; provided that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Party remains liable for any breach of this provision by such Persons; (b) to any bona fide prospective purchaser of the equity or assets of the Company or its Affiliates, to prospective financing sources, or a prospective merger partner of such Party, the Company or any of their respective Affiliates following prior written notice of such disclosure to the other Party; provided that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 6.19 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (c) to attorneys, accountants and other professionals of such Party or its Affiliates who need to know such Confidential Information in order to perform services for such Party or Affiliate; (d) as is required to be disclosed by order of a court of competent jurisdiction, Governmental Authority, or by subpoena, summons or legal process, or by Law and (e) pursuant to the terms of the A&R LLC Agreement; provided that the disclosing Party shall provide prompt notice of any such requirement to enable the other Party to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded or such notice required in the case of a routine audit or examination by, or a blanket document request from, a Governmental Authority that does not reference the Company, a Party or this Agreement or if notifying the Party that disclosed such Confidential Information in advance of such disclosure is prohibited by applicable Law) and shall disclose only that portion of such Confidential Information so required to be disclosed. For purposes of this Section 6.19, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than the Parties or their subsidiaries, or any of their respective representatives, employees, agents or other service providers, (y) is disclosed to the public or is or becomes generally available, other than by a breach of this Section 6.19 by a Party or its Representatives, or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Party.

Section 6.20        Non-Solicitation of Alternative Transactions. From the Execution Date until the earlier of the Closing and the date on which this Agreement is terminated in accordance with the terms hereof, no member of the Sasol Group shall, and each member of the Sasol Group will cause its Representatives and Affiliates (including the Company) and their respective Representatives not to, directly or indirectly, encourage or solicit any offers from, participate in or initiate or continue discussions or negotiations with, or provide any information to, any Person or group (other than any Party or any Affiliate of any Party) in connection with any proposal for the direct or indirect sale, merger, combination, joint venture or other transaction involving all or any part of the Equity Interests of the Company or the business or assets of the Company, including the Business and the Assets (each such transaction, an “Alternative Transaction”), including by or entering into any agreement concerning the foregoing.

Section 6.21        Definitive Ancillary Agreements. The Parties acknowledge and agree that the terms set forth in the Term Sheets are binding on the Parties. Promptly following the Execution Date, the Parties shall negotiate in good faith and finalize (a) each Services Agreement, (b) the Reciprocal Servitude Agreement, (c) the Shared Permit Agreement, (d) the Hexene Supply Agreement, (e) the Tolling Agreement, (f) the Transition Services Agreement, and (g) any ancillary documentation relating to such agreements (collectively, the “Definitive Ancillary Agreements”), it being understood that each such Definitive Ancillary Agreement shall include the terms set forth in the Term Sheet therefor and any other terms agreed to by the Parties in writing following the Execution Date. The Parties shall use commercially reasonable efforts to finalize the Definitive Ancillary Agreements no later than five (5) Business Days prior to the Closing Date and all such Definitive Ancillary Agreements once so finalized shall be entered into and delivered by the Parties at the Closing in accordance with Section 2.05 and Section 2.06.

Section 6.22        Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time from and after the Closing, at any Party’s request and without further consideration, the other Parties shall use commercially reasonable efforts to execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, including all Permits issued under Environmental Law, provide such materials and information and take, or cause to be taken, such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.23        Real Estate Matters.

(a)               The Existing Member shall use commercially reasonable efforts to convey or cause to be conveyed full ownership of the LCCP Real Property, together with any indemnification agreements with third parties that relate to the LCCP Real Property (to the extent such indemnification agreements (i) provide indemnification for any Assumed Liabilities (as defined in the Business Separation Agreement), (ii) may be assigned in compliance with applicable Law or (iii) run with the land) to the Company at the Closing by Act of Conveyance conveying fee simple and full ownership title to the LCCP Real Property in a form attached as Exhibit O hereto, without any recourse or warranty of title whatsoever, except as to the acts arising by, through or under the Existing Member or any of its Affiliates, subject only to Permitted Liens but excluding those Liens set forth on Schedule B(1) of that certain First American Title Insurance Company Commitment (Kean Miller LLP as agent) for Title Insurance effective as of June 11, 2020, without any further consideration therefor (such conveyance, the “LCCP Real Property Conveyance”). If the Existing Member determines in its reasonable discretion that it is unable to fully consummate the LCCP Real Property Conveyance at the Closing despite its commercially reasonable efforts, or that additional time is reasonably required to ensure appropriate and reasonable measures to ensure compliance in all material respects with Law (including Environmental Law), the Closing shall not be delayed, but the Existing Member shall (x) use its commercially reasonable efforts to complete the LCCP Real Property Conveyance as soon as practicable following the Closing and (y) the Company shall have the right to use the LCCP Real Property pursuant to the Ground Lease Agreement during the period of time until the LCCP Real Property Conveyance is fully consummated in accordance with this Section 6.23 for a price of one dollar ($1.00) per annum during the term of such Ground Lease Agreement and such other consideration as set forth in this Agreement and the other Transaction Documents, the sufficiency of which is hereby acknowledged. Simultaneously with the consummation of the LCCP Real Property Conveyance, (A) the Existing Member shall execute and deliver to the Company all Transfer Documents reasonably requested by the New Member to consummate the LCCP Real Property Conveyance; (B) the Company and the Existing Member will execute and deliver the Reciprocal Servitude Agreement; and (C) the Existing Member shall use commercially reasonable efforts to obtain an executed subordination agreement containing commercially reasonable terms, in recordable form, from any applicable lender or lienholder possessing a Lien with respect to the Real Property over which the Company is granted servitude rights pursuant to the Reciprocal Servitude Agreement. Following the LCCP Real Property Conveyance, whenever occurring, the LCCP Real Property shall be deemed to be an Asset and LCCP Real Property for all purposes hereunder and the other Transaction Documents (including, for the avoidance of doubt, a Transferred Asset for all purposes under the Business Separation Agreement), and the Company and the New Member shall be entitled to all rights and benefits therefor as provided herein or in such other Transaction Document. The Company shall pay all recording costs associated with the recordation of the LCCP Real Property Conveyance and the Reciprocal Servitude Agreement.

(b)               The Existing Member shall use its commercially reasonable efforts to assist the Company in obtaining a title insurance policy (which may be in the form of a pro forma of the Title Commitment) in accordance with the commitment for an ALTA Owner’s Title Insurance Policy (in a form reasonably acceptable to the New Member) for the LCCP Real Property, issued by a title insurance company designated by the Existing Member and reasonably satisfactory to the New Member (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitment”), insuring the Company’s fee simple title to the LCCP Real Property and its servitude interest created under the Reciprocal Servitude Agreement as of the date of the LCCP Real Property Conveyance, with gap coverage from the Existing Member through the date of recording, subject only to Permitted Liens, in such amount as the New Member and the Existing Member reasonably determine to be the value of the LCCP Real Property and servitude interest insured thereunder (which amount shall in no event be less than thirty five million dollars ($35,000,000)) (the “Title Policy”). In connection with the LCCP Real Property Conveyance, the Existing Member shall obtain and provide to the New Member a survey for the LCCP Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor designated by the Existing Member and reasonably satisfactory to the New Member, and conforming to 2016 ALTA/NSPS Minimum Standard Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 15, and 16, and such other standards as the Title Company may require as a condition to the removal of any survey exceptions from the Title Policy, and certified to the Company and the Title Company, in a form satisfactory to each of such parties (the “Survey”), including, in each case, without limitation, removing from title any liens or encumbrances which are not Permitted Liens. The Existing Member shall provide the Title Company with any affidavit or other assurances reasonably requested by the Title Company to issue the Title Policy, provided, that in no instance will the Existing Member be required to provide to the Title Company any greater assurance of title than is provided by the Existing Member under this Agreement to the New Member. The Existing Member, the New Member and the Company will execute and deliver to the Title Company an affidavit setting forth the true and actual consideration for the LCCP Real Property Conveyance, as may be reasonably required by the Title Company. The Company shall pay all fees, costs, premiums and expenses with respect to the Survey, subdivision of the LCCP Real Property, the Title Commitment and the Title Policy, it being understood that if any such fees, costs, premiums and expenses are incurred prior to the Closing, the New Member shall reimburse the Company for fifty percent (50%) of the aggregate amount of such payments made by the Company. The legal description of the LCCP Real Property as established by the Survey and any approved resubdivision plat (if and as required by local Governmental Authority) will be utilized in the LCCP Real Property Conveyance. The Existing Member and the New Member acknowledge that the LCCP Real Property perimeter map identified on Section 1.01(c) of the Disclosure Schedule constitutes the Parties’ current best estimate of the boundaries and configurations of the LCCP Real Property and that the final boundaries and configurations of the LCCP Real Property established by the Survey may vary in certain minor respects from the LCCP Real Property as identified on Section 1.01(c) of the Disclosure Schedule due to field conditions, Governmental Authority land subdivision requirements, and other factors.

(c)               The Parties acknowledge that the LCCP Real Property may be subject to the Hazardous Waste RCRA Post-Closure HSWA Permit No. LAR000041087-PC/HSWA-RN-1 issued by the Louisiana Department of Environmental Quality (the “RCRA Permit”). Existing Member agrees that it shall, upon the written request of the Company, promptly seek to communicate with the Louisiana Department of Environmental Quality to confirm the extent to which the LCCP Real Property is regulated by the RCRA Permit. If and to the extent that the LCCP Real Property is regulated, upon the written request of the Company, the Existing Member shall promptly use its commercially reasonable efforts to modify the RCRA Permit to facilitate the removal of all or such portion of the LCCP Real Property from the jurisdiction of the RCRA Permit after Closing, regardless of whether the LCCP Real Property Conveyance occurs. The Company shall have reasonable participation, notification and consultation rights, including those rights set forth in Section 3.5(d) of the Business Separation Agreement. The Company agrees that it will be financially responsible for all costs incurred by Existing Member to the extent reasonably related to the efforts to so modify the RCRA Permit.

Section 6.24        Release. Each Party, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably acquits, remises, discharges and forever releases, effective as of the Closing, each other Party and their respective Affiliates, equityholders, partners, members, managers, trustees, employees, officers, directors, representatives and agents, and each Party, on behalf of itself and its Affiliates, hereby unconditionally an irrevocably acquit remise, discharge and forever release effective as of the Closing, each other Party and their respective Affiliates, equityholders, partners, members, managers, trustees, employees, officers, directors, representatives and agents (collectively, the “Released Parties”) from any and all Liabilities and Losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent (a) relating to the Company, the Business or the Assets and (b) arising on or prior to the Closing, and agrees not to bring or threaten to bring or otherwise join in any such claim against any of the Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to any Released Party which existed on or prior to the Closing Date. Notwithstanding the foregoing, the Liabilities acquitted, remised, discharged and released pursuant to this Section 6.24 shall not include any rights of such Person under (i) this Agreement, including any rights to indemnification set forth in Section 11.03, (ii) any other Transaction Document, including any rights to indemnification set forth therein, or (iii) any other Contract between or among any of the Parties or the Released Parties. Each of the Released Parties is an express third party beneficiary of this Section 6.24.

Section 6.25        Amendment of Schedules. The Existing Member may, in good faith and until the date that is ten (10) days prior to the Closing, supplement or amend and deliver updates to the Disclosure Schedule (each a “Schedule Update”) that are necessary to complete or correct any information in such Disclosure Schedule solely to the extent such information has been rendered inaccurate due to any change, event, effect or occurrence since the Execution Date so long as such Schedule Update is made promptly following the Existing Member becoming aware of such change, event, effect or occurrence. Each such Schedule Update shall not be deemed to be an amendment to this Agreement of the Disclosure Schedule for any purposes hereof unless such disclosure included in such Schedule Update would give the New Member the right to elect to terminate this Agreement pursuant to Section 10.01(d) and the New Member does not exercise such right to terminate as a result of such Schedule Update prior to the Closing, in which case such Schedule Update shall be deemed to have amended the Disclosure Schedule and to have qualified the representations and warranties contained in Article III or Article IV, as applicable, in each case, solely to the extent such Schedule Update would have entitled the New Member to terminate this Agreement pursuant to Section 10.01(d).

Article VII.
NEW MEMBER’S CONDITIONS TO CLOSING

The obligation of the New Member to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the New Member in its sole discretion):

Section 7.01        Representations and Warranties. (a) The representations and warranties of the Existing Member and the Company contained in this Agreement (other than the Existing Member and Company Fundamental Representations) disregarding and without giving effect to all qualifications contained therein relating to “materiality” or “Material Adverse Effect,” shall be true and correct on and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; and (b) the Existing Member and Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

Section 7.02        Performance. The Existing Member and the Company shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Existing Member and the Company at or before the Closing.

Section 7.03        Officer’s Certificate. The New Member shall have received from the Existing Member at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.01 and Section 7.02 has been satisfied.

Section 7.04        Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law that makes illegal or otherwise prohibits or restrains the consummation of the transactions contemplated by this Agreement.

Section 7.05        Reorganization. The Reorganization shall have been consummated in accordance with, and pursuant to, the terms of the Business Separation Agreement.

Section 7.06        Agreements in Effect. Each of the Business Separation Agreement and the Employee Matters Agreement shall be in full force and effect and, unless otherwise consented to by the New Member in writing in accordance with the terms thereof, without any amendment or modification thereto or material waiver thereof.

Section 7.07        Consents. The consent or waiver of any Person who is not a party to this Agreement (including any Governmental Authority) required for the consummation of the transactions contemplated by the Transaction Documents, including those set forth on Section 7.07 of the Disclosure Schedule, has been obtained or waived.

Section 7.08        Delivery of Material Contracts. True, complete and correct copies of each Material Contract set forth on Section 3.14(b) of the Disclosure Schedule in unredacted form have been delivered to the New Member.

Section 7.09        No Liens. All Liens on the Assets (other than Permitted Liens) and the Membership Interests (other than as may be set forth in the Company’s Organizational Documents or those arising from restrictions on the sale of securities under applicable securities Laws) shall have been released and discharged with no Liability to the New Member, the Company or their respective Affiliates from and after the Closing and evidence thereof in form and substance reasonably acceptable to the New Member shall have been provided by the Existing Member to the New Member.

Section 7.10        No MAE. Since the Execution Date, there shall not have occurred a Material Adverse Effect.

Section 7.11        No Bankruptcy. Since the Execution Date, there shall not have occurred any bankruptcy, insolvency, reorganization or receivership Actions, whether voluntary or involuntary, against the Existing Member relating to or otherwise implicating the Business or the Assets.

Section 7.12        Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 7.13        Competition Law Approvals. Any waiting periods and any voluntary agreements with a Governmental Authority not to consummate the transactions contemplated by this Agreement under the HSR Act or any other Competition Laws shall have expired or shall have been terminated, and all other Consents required under the Laws set forth on Section 7.13 of the Disclosure Schedule shall have been obtained.

Section 7.14        Deliveries. The Existing Member or the Company shall have delivered, or caused to be delivered, each of the items set forth in Section 2.05.

Article VIII.
EXISTING MEMBER’S CONDITIONS TO CLOSING

The obligation of the Existing Member and the Company to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Existing Member in its sole discretion):

Section 8.01        Representations and Warranties. (a) The representations and warranties of the New Member contained in this Agreement (other than the New Member Fundamental Representations), disregarding and without giving effect to all qualifications contained therein relating to “materiality” or “New Member Material Adverse Effect,” shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a New Member Material Adverse Effect and (b) the New Member Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

Section 8.02        Performance. The New Member shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.

Section 8.03        Officer’s Certificate. The New Member shall have delivered to the Existing Member and the Company at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01 and Section 8.02 has been satisfied.

Section 8.04        Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law that makes illegal or otherwise prohibits or restrains the consummation of the transactions contemplated by this Agreement.

Section 8.05        Consents. The consent or waiver of any Person who is not a party to this Agreement (including any Governmental Authority) required for the consummation of the transactions contemplated by the Transaction Documents and set forth on Section 8.05 of the Disclosure Schedule has been obtained or waived.

Section 8.06        Agreements in Effect. Each of the Business Separation Agreement and the Employee Matters Agreement shall be in full force and effect and, unless otherwise consented to by the Existing Member or the Company in writing in accordance with the terms thereof, without any amendment or modification thereto or material waiver thereof.

Section 8.07        Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 8.08        Competition Law Approvals. Any waiting periods and any voluntary agreements with a Governmental Authority not to consummate the transactions contemplated by this Agreement under the HSR Act or any other Competition Laws shall have expired or shall have been terminated, and all other Consents required under the Laws set forth on Section 7.13 of the Disclosure Schedule shall have been obtained.

Section 8.09        Deliveries. The New Member shall have delivered, or caused to be delivered, each of the items set forth in Section 2.06.

Article IX.
TAX MATTERS

Section 9.01        Tax Matters.

(a)               From and after the Closing, the Existing Member will indemnify, defend, and hold harmless the New Member Indemnitees from and against any and all Losses suffered or incurred by any of the New Member Indemnitees arising out of or resulting from: (i) any Income Taxes of the Existing Member or its Affiliates; (ii) any Taxes of the Company and Asset Taxes allocable to any taxable period ending on (and including) or ending before the Closing Date or the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 9.01(b)); (iii) any Taxes of any other Person for which the Company may be liable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law (or any predecessor or successor thereof), or otherwise; and (iv) any Taxes incurred by the Company in connection with the Reorganization; (clauses (i) through (iv), collectively, “Pre-Closing Taxes”).

(b)               In the case of Taxes (other than Transfer Taxes) with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on (and including) the Closing Date shall be:

(i)               in the case of Taxes that are (A) Income Taxes, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (C) not described in Section 9.01(b)(ii), deemed equal to the amount that would be payable if the applicable taxable period ended on (and included) the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)              in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c)               The Existing Member shall be responsible for the preparation and timely filing of all Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or with respect to Asset Taxes. No later than fifteen (15) days (or, in the case of non-Income Tax Returns, five (5) days) prior to the due date (taking into account applicable extensions), the Existing Member shall deliver each such Tax Return, together with all supporting documentation and work papers, to the New Member for its timely review and comment. The Existing Member shall cause such Tax Return (as revised to incorporate the New Member’s reasonable comments) to be duly and timely filed and will provide a copy to the New Member. The Existing Member shall pay or cause to be paid all Taxes shown to be due on such Tax Returns. The Company shall be responsible for the preparation and timely filing of all Tax Returns required to be filed by or with respect to the Company or with respect to Asset Taxes, in each case, in accordance with Section 8.1 of the A&R LLC Agreement, and shall pay all Taxes shown to be due on such Tax Returns.

(d)               The amount of any cash refunds of Taxes or credits in lieu of cash refunds of Taxes, in each case, that are actually realized by the Company for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period ending on (and including) the Closing Date shall be for the account of the Existing Member. The amount of any such refunds or credits of Taxes of the Company for any taxable period or the portion of any Straddle Period beginning after the Closing Date shall be for the account of the Company. The amount of any such refunds or credits of Taxes for any Straddle Period shall be equitably apportioned between the Company and the Existing Member in accordance with the principles set forth in Section 9.01(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Taxes pursuant to this Section 9.01(d) the amount of such refund or credit within thirty (30) days after such refund is received, or such credit is applied as a reduction of cash Taxes payable, in each case net of any costs or expenses (including Taxes) incurred by such Party or its Affiliates in procuring or realizing such refund or credit.

(e)               The New Member and the Existing Member shall each be liable for and pay fifty percent (50%) of any sales, use, stamp, transfer, conveyance, registration, excise, documentary, or stamp Tax, recording fees, or other similar Tax imposed on or in connection with the transactions contemplated by this Agreement, including any penalties, interest and additions to Tax (“Transfer Taxes”). The Parties will cooperate with each other in connection with the filing of any Tax Returns related to Transfer Taxes, including joining in the execution of any such Tax Return where necessary. Each Party will, upon the request of any other Party, use its commercially reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Transfer Tax.

(f)                The New Member and the Existing Member shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to (i) cooperate with the other Party in connection with any audit, examination or other proceeding relating to Taxes and the preparation and filing of any Tax Return of the Company or with respect to the Assets or the Business, and (ii) make available to the other Party all information, records or documents with respect to Tax matters pertinent to the Company, the Assets or the Business.

(g)               To the extent permitted by applicable Law, the Parties agree to report each indemnification payment made in respect of a Loss as an adjustment to the New Member Closing Payment Amount for federal (and applicable state and local) income Tax purposes.

Section 9.02        Tax Treatment. The Parties agree that for U.S. federal income tax purposes and for the purposes of certain state and local income tax Law that incorporates or follows federal income tax principles: the transactions contemplated by this Agreement shall be treated, pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 1, as (a) (i) a purchase by the New Member of a fifty percent (50%) undivided interest in the Assets from the Existing Member, and (ii) a sale by the Existing Member of a fifty percent (50%) undivided interest in the Assets to the New Member, in each case, in exchange for the purchase price (for U.S. federal income tax purposes) paid by the New Member to the Existing Member and the assumption of fifty percent (50%) of the Company’s liabilities by the New Member, and (b) a simultaneous contribution by the New Member and Existing Member of an undivided interest in the Assets to, and the assumption of liabilities by, the Company in a transaction described under Section 721(a) of the Code; and neither the Existing Member nor the New Member shall take any position for income Tax purposes (including on any Tax Return) that is inconsistent with such treatment absent a final determination within the meaning of Section 1313(a) of the Code to the contrary.

Section 9.03        Allocation. After the Closing Date, the New Member and the Existing Member shall jointly prepare a schedule of the purchase price (as adjusted to reflect any assumed liabilities and other amounts treated as consideration) for the Membership Interests for U.S. federal (and applicable state and local) income tax purposes and an allocation of that purchase price among the Assets for U.S. federal (and applicable state and local) income tax purposes (the “Allocation”). The Parties shall negotiate in good faith to resolve any dispute with respect to the Allocation. In the event that the Parties are unable to resolve any such dispute, the Parties shall submit such dispute to the Independent Accountant for resolution in accordance with the procedures set forth in Section 2.03(e). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, the Parties shall, and shall cause their Affiliates to, report consistently with the final Allocation (if agreed or as resolved by the Independent Accountant).

Article X.
TERMINATION

Section 10.01    Right of Termination. Prior to Closing, this Agreement may be terminated at any time:

(a)               by mutual written consent of the Existing Member, the Company and the New Member, in which case no Party shall have any Liability or obligation hereunder as a result of such termination;

(b)               by the Existing Member or the New Member, if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) that makes illegal or otherwise prohibits or restrains the consummation of the transactions contemplated by this Agreement (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) and that would give rise to the failure of satisfaction of any of the conditions in Section 7.04 or Section 8.04; provided that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a Party if the enactment, issuance, promulgation, enforcement, or entering of such Order or Law was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by the Existing Member or the Company, if:

(i)                (A) neither the Existing Member nor the Company is then in material breach of any provision of this Agreement and (B) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the New Member pursuant to this Agreement that would, in each case, give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through failure of the Existing Member or the Company to comply with their obligations under this Agreement), and such breach, inaccuracy or failure to perform is not cured within thirty (30) days after receipt of notice thereof from the Existing Member (or any shorter period of time that remains between the date the Existing Member provides written notice of such violation or breach and the Outside Date); or

(ii)              the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the Existing Member or the Company to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d)               by the New Member, if:

(i)                (A) the New Member is not then in material breach of any provision of this Agreement and (B) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Existing Member or the Company pursuant to this Agreement that would, in each case, give rise to the failure of satisfaction of any of the conditions in Section 7.01 or Section 7.02 on or prior to the Outside Date (other than through failure of the New Member to comply with its obligations under this Agreement), and such breach, inaccuracy or failure to perform is not cured within thirty (30) days after receipt of notice thereof from the New Member; or

(ii)              the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the New Member to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 10.02    Effect of Termination.

(a)               If any Party terminates this Agreement pursuant to Section 10.01, all obligations and Liabilities of the Parties under this Agreement shall terminate and become void; provided that (i) nothing herein shall relieve any Party from Liability for any material and willful breach of any representation, warranty, covenant, or agreement in this Agreement prior to the date of termination or impair the right of any Party to compel specific performance by any other Party of such Party’s obligations under and subject to this Agreement, and (ii) the terms of Section 6.19, Section 6.24 this Section 10.02, Article XII and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b)               Prior to the Closing, (i) the Existing Member’s and the Company’s sole and exclusive remedy for any breach of this Agreement by the New Member (whether at Law, in equity, in Contract, in tort or otherwise), including for any failure to effect the Closing, shall be, to the extent available, specific performance in accordance with Section 12.13; and (ii) the New Member’s sole and exclusive remedy for any breach of this Agreement by the Existing Member or the Company (whether at Law, in equity, in Contract, in tort or otherwise), including for any failure to effect the Closing, shall be (A) to the extent available, payment of the Alternative Transaction Fee by the Existing Member pursuant to Section 10.02(c), and (B) to the extent available, specific performance in accordance with Section 12.13.

(c)               In the event that (a) this Agreement is terminated (i) pursuant to Section 10.01(c)(ii) or Section 10.01(d)(ii), (ii) pursuant to Section 10.01(d)(i) as a result of a breach of Section 6.05 by the Existing Member or any other member of the Sasol Group or (iii) pursuant to Section 10.01(b) where the Order or Law referenced therein is related to the failure to obtain Shareholder Approval, (b) either the condition set forth in Section 7.04 (where the Order or Law referenced therein is related to the failure to obtain Shareholder Approval) or the condition set forth in Section 7.12, in each case, has not been satisfied or waived as of the date of such termination but all other conditions to Closing set forth in Article VII and Article VIII (other than (x) the condition set forth in Section 8.07 and any other conditions the failure of which to be satisfied is related to the failure to obtain Shareholder Approval and (y) those conditions that by their nature are to be satisfied at Closing, but which conditions would have been capable of being satisfied if the Closing Date were the date of such termination) and (c) if at any time during the six (6) months following the date of such termination the Existing Member or any of its Affiliates enters into any proposal or other agreement for an Alternative Transaction (an “Alternative Transaction Arrangement”), then the Existing Member shall promptly following the earlier to occur of the date (A) of the consummation of such Alternative Transaction Arrangement or (B) the twelve (12) month anniversary of the date of the entry into such Alternative Transaction Arrangement, pay to the New Member an amount equal to forty million dollars ($40,000,000) (such amount, the “Alternative Transaction Fee”), by wire transfer of immediately available funds to the account(s) designated by the New Member.

(d)               If the Existing Member fails to pay the Alternative Transaction Fee when due and payable under Section 10.02(c) and, in order to obtain such payment(s), the New Member commences any proceeding that results in a judgment against the Existing Member or any of its Affiliates for the Alternative Transaction Fee, then Existing Member shall pay to the New Member, together with the Alternative Transaction Fee, interest on the Alternative Transaction Fee from the date of termination of this Agreement at a per annum rate of ten percent (10%).

(e)               The Parties hereby acknowledge and agree that where the New Member is entitled to the Alternative Transaction Fee under Section 10.02(c), except in the case of fraud or for any intentional breach of this Agreement by the Existing Member or any other member of the Sasol Group, in the event the Alternative Transaction Fee is paid pursuant to Section 10.02(c), then such payment to the New Member of the Alternative Transaction Fee, together with any amounts payable by the Existing Member pursuant to Section 10.02(d), shall be the sole and exclusive remedy of the New Member with respect to this Agreement and the transactions contemplated herein.

(f)                Each of the Parties acknowledges and agrees that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. The New Member and the Existing Member acknowledge and agree that (i) the New Member and the Existing Member have expressly negotiated the provisions of this Section 10.02, (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Existing Member and its Affiliates), the provisions of this Section 10.02 are reasonable, (iii) the Alternative Transaction Fee represents a good faith, fair estimate of the damages that the New Member and its Affiliates would suffer, and (iv) the Alternative Transaction Fee shall represent liquidated damages (and not a penalty) without requiring the Existing Member or any other Person to prove actual damages.

Article XI.

INDEMNIFICATION

Section 11.01    Survival.

(a)               Subject to Section 11.01(b), (i) the representations and warranties of the Existing Member and the Company contained in Article III and Article IV and in the certificate delivered pursuant to Section 7.03 and the representations and warranties of the New Member contained in Article V and in the certificate delivered pursuant to Section 8.03 and (ii) the covenants and agreements of the Existing Member and the New Member contained in this Agreement shall survive the Closing and shall, in each case, continue in force and effect until twelve (12) months after the Closing Date, except that: (A) the Existing Member and Company Fundamental Representations shall survive indefinitely; (B) the New Member Fundamental Representations shall survive indefinitely; (C) the representations and warranties of the Existing Member and the Company contained in Section 3.13 and the covenants and agreements contained in Article IX shall each survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations; and (D) any other covenants or agreements which by their terms contemplate performance after the Closing Date, shall survive until the date that is sixty (60) days after the earlier of (i) the date that such covenant or agreement expires by its terms or (ii) the expiration of any applicable statute of limitations. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement if such claim was asserted prior to the applicable expiration date.

(b)               The indemnities in Section 11.02 and Section 11.03 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article XI if a bona fide claim is asserted prior to the date of termination for the applicable indemnity.

Section 11.02      Indemnification by the Existing Member. Subject to the other terms and limitations in this Article XI, from and after the Closing, the Existing Member will indemnify, defend, and hold harmless the New Member and its Affiliates, and the partners, members, managers, directors, officers, equityholders, employees, agents, heirs, successors, and assigns of the foregoing (collectively, the “New Member Indemnitees”) from and against any and all Losses suffered or incurred by any of the New Member Indemnitees arising out of or resulting from: (a) a breach of any of the representations or warranties contained in Article III or Article IV; and (b) the failure of the Existing Member or the Company to perform any of the covenants or obligations under this Agreement or the Employee Matters Agreement, in each case, to the extent required to be performed by the Existing Member or the Company prior to or on or after the Closing hereunder or thereunder, as applicable.

Section 11.03      Indemnification by the New Member. Subject to the other terms and limitations in this Article XI, from and after the Closing, the New Member will indemnify, defend, and hold harmless each member of the Sasol Group and the partners, members, managers, directors, officers, equityholders, employees, agents, heirs, successors, and assigns of the foregoing (collectively, the “Existing Member Indemnitees”) from and against any and all Losses suffered or incurred by any of the Existing Member Indemnitees arising out of or resulting from: (a) a breach of any of the New Member’s representations or warranties contained in Article V; and (b) the failure of the New Member to perform any of the covenants or obligations under this Agreement or the Employee Matters Agreement, in each case, to the extent required to be performed by the New Member prior to or on or after the Closing hereunder or thereunder, as applicable.

Section 11.04      Claim Procedures.

(a)               Each Person entitled to be indemnified under this Article XI (each, an “Indemnitee”) agrees that after it becomes aware of facts that would reasonably be likely to give rise to a claim by it for indemnification pursuant to this Article XI, such Indemnitee must assert its claim for indemnification under this Article XI (each, a “Claim”) prior to the applicable Cutoff Date by providing a written notice (a “Claim Notice”) to the Person allegedly required to provide indemnification protection under this Article XI (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such Claim. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the Indemnitor from Liability hereunder with respect to such Claim, except in the event and only to the extent that the Indemnitor is materially prejudiced by such failure or delay.

(b)               With respect to any claim on an account of indemnifiable Losses that does not involve a third-party Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to dispute the Claim and provide a written explanation for its position and supporting documentation. In the event that the Indemnitor disputes a Claim Notice for a Claim, the Parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the Parties are unable to resolve the dispute within one hundred twenty (120) days after the Indemnitor first receives the Claim Notice for a Claim, then the Indemnitee may seek any remedy available to it under this Agreement.

(c)               At the reasonable request of the Indemnitor, the Indemnitee shall grant the Indemnitor and its Representatives reasonable access to the books, records, employees (including for conferences, discovery and proceedings as may be reasonably requested) and properties of the Indemnitee and its Affiliates to the extent reasonably related to the Claim set forth in a Claim Notice.

Section 11.05    Third-Party Claims.

(a)               In the event of the assertion of any third-party Claim by an Indemnitee, the Indemnitor will have the right, subject to the provisions set forth in this Section 11.05 to assume the defense of same at such Indemnitor’s expense, including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. Subject to Section 11.05(d), the Indemnitor will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, and the Indemnitor shall use commercially reasonable efforts to diligently prosecute such proceedings to a final conclusion or settle such proceedings at the discretion of the Indemnitor. If the Indemnitor assumes the defense of any such third-party Claim, the Indemnitee will be entitled, at its own cost and expense, to participate with the Indemnitor in the defense of any such Claim and to engage separate counsel of its choice for such purpose; provided that, notwithstanding the foregoing, the Indemnitor shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnitee if (i) the Indemnitor consents in writing to paying such costs and expenses, (ii) the use of counsel chosen by the Indemnitor to represent the Indemnitee would, based on the good faith advice of such Indemnitee’s outside counsel, present such counsel with a conflict of interest, (iii) the named parties to such third-party Claim include both the Indemnitee and the Indemnitor and (A) the Indemnitee shall have reasonably concluded that there are or may be defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, or (B) the Indemnitee’s outside counsel shall have reasonably concluded it would be inappropriate under applicable standards of professional conduct to have common counsel for the Indemnitee and the Indemnitor due to actual or potential differing interests between the Indemnitor and such Indemnitee, or (iv) the Indemnitor fails to assume such defense or engage counsel reasonably satisfactory to the Indemnitee, in each case, in a timely manner; provided, further, that, for the avoidance of doubt, such Claim and the prosecution and negotiation thereof shall be controlled by the Indemnitor subject to the other terms of this Section 11.05. Notwithstanding the foregoing, the Indemnitee will have the right to defend any such third-party Claim until such time as the Indemnitor agrees to assume the defense of such Claim, and any costs or expenses incurred by the Indemnitee in connection therewith will be Losses hereunder and subject to indemnification in accordance with and subject to the terms of this Article XI. If the Indemnitor has assumed the defense of a third-party Claim pursuant to this Section 11.05, it will (x) keep the Indemnitee advised of the status of such third-party Claim and the defense thereof on a reasonably current basis, (y) reasonably consult with the Indemnitee with respect to the defense and settlement thereof, and (z) consider in good faith the recommendations made by the Indemnitee with respect thereto.

(b)               Notwithstanding the foregoing, the Indemnitor will not be entitled to control the defense of any third-party Claim if such control or defense (i) would lead to a conflict or potential conflict between the Indemnitee and the Indemnitor or (ii) such third party action is (A) for equitable or injunctive relief or any claim that would impose criminal liability or criminal damages, (B) in the reasonable opinion of the Indemnitee, the third-party Claim could have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Indemnitee or (C) the claim alleges Losses in excess (other than a de minimis amount) of the Indemnitor’s maximum indemnification obligations under this Agreement.

(c)               If the Indemnitor (i) does not expressly elect to assume the defense of such third-party Claim within the time period and otherwise in accordance with Section 11.05(a), (ii) is not otherwise entitled to assume the defense of such third party action pursuant to Section 11.05(b), or (iii) after assuming such defense, fails to use commercially reasonable efforts to diligently prosecute such Claim, the Indemnitee may assume control of such defense and the reasonable costs and expenses of such defense (including fees and expenses of counsel) shall be Losses hereunder, subject to indemnification in accordance with and subject to the terms of this Article XI. If the Indemnitee assumes the control of such defense, then the Indemnitor shall be entitled, at its sole option and expense, to participate in any prosecution of such Claim or any settlement negotiations with respect to such Claim.

(d)               Notwithstanding anything to the contrary in this Agreement, the Indemnitor will not be permitted to (i) settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on, or requires any payment from the Indemnitee, or (ii) settle or compromise any third-party Claim that does not fully and unconditionally release the Indemnitee, in each case, without the Indemnitee’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, whether or not the Indemnitor will have assumed the defense of a third-party Claim, the Indemnitee will not admit any liability with respect to, or settle, compromise or discharge, any third-party Claim without the prior written consent of the Indemnitor.

Section 11.06    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XI or elsewhere in this Agreement, the following terms shall apply to any Claim for indemnification arising out of this Agreement or related to the transactions contemplated hereby:

(a)                No Claim for indemnification under this Agreement may be asserted by any Indemnitee following the survival periods set forth in Section 11.01 (each such survival period, the “Cutoff Date”). Except with respect to any Claim Notice received by an Indemnitor prior to the applicable Cutoff Date, the representations and warranties set forth of the Existing Member, the Company and the New Member and the covenants and agreements of the Existing Member, the Company and the New Member, in each case, in this Agreement shall not survive, and shall terminate on, the applicable Cutoff Date.

(b)               Notwithstanding anything to the contrary contained herein, no New Member Indemnitees shall be entitled to indemnification pursuant to Section 11.02(a), unless and until (i) the Losses to which the New Member Indemnitees are entitled to indemnification from the Existing Member with respect to such particular Claim or series of related Claims exceed five hundred thousand dollars ($500,000) (the “Indemnity Threshold”) and (ii) the New Member Indemnitees have suffered Losses arising from Claims under Section 11.02 in excess of seven million five hundred thousand dollars ($7,500,000) in the aggregate (the “Indemnity Deductible”) (it being understood that any Claim (including any related Claims) for amounts less than the Indemnity Threshold shall be ignored in determining whether the Indemnity Deductible has been exceeded), and, subject to the terms of this Article XI, once such Losses exceed the Indemnity Deductible, the New Member Indemnitees shall only be entitled to seek recovery for all such Losses in excess of the Indemnity Deductible; provided that the Indemnity Threshold and the Indemnity Deductible shall not apply to any breach of an Existing Member and Company Fundamental Representation (the “Existing Member and Company Fundamental and Special Representations”). Furthermore, the Existing Member shall not have any Liability in the aggregate under Section 11.02(a) (other than with respect to any breach of any Existing Member and Company Fundamental and Special Representation) in excess of an amount equal to seven million five hundred thousand dollars ($7,500,000), and the New Member Indemnitees shall have no recourse against the Existing Member with respect to any such Losses pursuant to Section 11.02(a) (other than with respect to any breach of any Existing Member and Company Fundamental and Special Representation) in excess of such amount. Notwithstanding anything contained herein to the contrary, in no event shall the Liability of the Existing Member pursuant to this Agreement exceed the New Member Closing Payment Amount. For the avoidance of doubt, the foregoing limitations do not apply to Losses indemnified pursuant to Section 9.01(a) or in the event of any Claim based upon actual fraud, with knowledge of falsity, by the applicable Person.

(c)               Other than with respect to any Claim for Losses made by any New Member Indemnitee pursuant (x) Section 11.02(a) for a breach of (1) any Existing Member and Company Fundamental and Special Representation or (2) any representation and warranty of the Existing Member and the Company contained in Section 3.05 unless any exclusions under the R&W Insurance Policy relating to the Audited Financial Statements are removed prior to the Closing, (y) Section 11.02(b), or (z) based upon actual fraud, with knowledge of falsity (the foregoing clauses (x), (y) and (z), collectively, the “New Member Fundamental Claims”), all Claims for Losses made by any New Member Indemnitee pursuant to Section 11.02 will be satisfied (i) first, from the Indemnity Escrow Amount available in the Indemnity Escrow Account as of such time and (ii) second, from the insurance coverage provided by the R&W Insurance Policy until the limits of liability are exhausted by payment thereunder. All Claims for Losses made by any New Member Indemnitee pursuant to Section 11.02 with respect to any New Member Fundamental Claim may, at such New Member Indemnitee’s election, be satisfied, in no order or priority, (i) from the Indemnity Escrow Amount available in the Indemnity Escrow Account as of such time, (ii) from the insurance coverage provided by the R&W Insurance Policy, or (iii) directly against the Existing Member. For the avoidance of doubt, except with respect to any New Member Fundamental Claim, any and all risks with respect or in relation to the R&W Insurance Policy, including without limitation the risk that the R&W Insurance Policy will not provide coverage or otherwise not respond to a given claim or to any claim for any reason, shall be borne entirely by the New Member Indemnitee, and the liability of the existing Member shall not in any way be increased by, or otherwise be affected in relation thereto. In the event of an indemnification Claim by a New Member Indemnitee for which funds in the Indemnity Escrow Account are available pursuant to this Section 11.06(c) as of such time, the Existing Member and the New Member shall jointly deliver an instruction letter to the Escrow Agent instructing the Escrow Agent to distribute, as promptly as reasonably practicable, to the applicable New Member Indemnitee the amount owed to such New Member Indemnitee in respect of such indemnification Claim. To the extent any Indemnitor (including the Existing Member) is required to pay any indemnification payments directly, such Indemnitor shall pay the Indemnitee directly by wire transfer of immediately available funds the indemnification payment due under this Article XI to the account(s) designated by the Indemnitee within five (5) Business Days after it is established (by final non appealable court order or agreement of the Indemnitor and the Indemnitee) that the Indemnitee is entitled to such payment under this Article XI (and, if the Indemnitor is the Existing Member, after taking into account any recovery under the Indemnity Escrow Account and the R&W Insurance Policy, if applicable). For the avoidance of doubt, the foregoing provisions do not apply to Losses indemnified pursuant to Section 9.01(a).

(d)               On the first (1st) Business Day following the date that is twelve (12) months after the Closing Date, the New Member and the Existing Member shall direct the Escrow Agent to release to the Existing Member an amount equal to (x) the Indemnity Escrow Amount then-remaining in the Indemnity Escrow Account, plus any interest accrued thereon, minus (y) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made in accordance with this Agreement prior to such date.

(e)                For purposes of the indemnification obligations under this Article XI, including for purposes of both determining whether there has been a inaccuracy, misrepresentation or breach and for determining the amount of Losses resulting therefrom, the representations and warranties set forth in Article III, Article IV and Article V of this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification.

(f)                SOLELY WITH RESPECT TO CLAIMS MADE BY A NEW MEMBER INDEMNITEE WITH RESPECT TO THE COMPANY’S OR THE EXISTING MEMBER’S BREACH OF THE COVENANTS SET FORTH IN ARTICLE VI (OTHER THAN THE COVENANTS SET FORTH IN SECTIONS 6.07, 6.12, 6.13, 6.19, 6.20 and 6.23), OTHER THAN IN THE CASE OF FRAUD OR GROSS NEGLIGENCE, THE TERM “LOSS” SHALL NOT INCLUDE ANY SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES, OTHER THAN DIRECT DAMAGES, ON ACCOUNT OF DIMINUTION IN VALUE, LOST PROFITS, OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANY, THE BUSINESS OR THE ASSETS ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE). THIS SECTION 11.06(F) DOES NOT WAIVE, AND EACH PARTY EXPRESSLY RETAINS, THE RIGHT TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT OR TO RECOVER DIRECT DAMAGES ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR ANY BREACH OR FAILURE TO PERFORM UNDER THIS AGREEMENT OTHER THAN THOSE DAMAGES EXPRESSLY WAIVED UNDER THIS SECTION 11.06(F).

(g)               Notwithstanding anything to the contrary contained herein: (i) if an Indemnitee actually receives an amount under insurance coverage from any other Person with respect to Losses (other than proceeds recoverable under the R&W Insurance Policy) sustained at any time subsequent to any indemnification payment pursuant to this Article XI then such Indemnitee shall promptly reimburse the Indemnitor for any payment made to the Indemnitee by such Indemnitor up to such amount so realized or received by the Indemnitee, net, in each case, of any reasonable costs and expenses incurred to recover such proceeds (including any related retrospective premium adjustments resulting from assertion of such claims and any Taxes with respect to such proceeds); and (ii) each Indemnitee shall use commercially reasonable efforts to mitigate any indemnifiable Losses hereunder. The calculation of Losses shall (x) not include Losses arising from a change in any applicable Law or accounting principle following the Closing Date and (y) shall be reduced by any corresponding insurance proceeds from insurance policies carried by such Indemnitee or its Affiliates that are realized by such Indemnitee from non-Party insurers with respect to such Claims. Notwithstanding the foregoing, in no event shall any funds disbursed from the Indemnity Escrow Account reduce the amount of Losses suffered by an Indemnitee.

(h)               In no event shall the Existing Member have any liability for indemnification under this Article XI for any Losses to the extent such Losses are caused or initiated by any action or omission by any New Member Indemnitee or the Company or its Affiliates at the request or direction of any New Member Indemnitee, including to the extent any Losses resulted from the bad faith, gross negligence or willful misconduct of such New Member Indemnitee.

(i)                 For the avoidance of doubt, no Indemnitee shall be entitled to recover the amount of any Losses more than once. In the event a New Member Indemnitee or an Existing Member Indemnitee, as the case may be, recovers Losses in respect of a claim for indemnification, no other New Member Indemnitee or Existing Member Indemnitee, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under Section 11.02 or Section 11.03, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each representation and warranty in Article III and Article IV is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Section 11.07      Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, the remedies available under this Article XI and under Section 6.07, Section 6.08, Section 6.10, Section 6.11, Section 6.12, Section 6.22, Section 9.01 and Section 10.02 shall be the sole and exclusive remedies of the Parties for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise, and the New Member Indemnitees will have no other remedy or recourse with respect to any of the foregoing; provided that this exclusivity shall not limit or apply to any rights or remedies available at law or in equity arising from actual fraud, with knowledge of falsity, of the applicable Person or any other rights and remedies available to the Parties under any other Transaction Document.

Section 11.08      Waiver of Other Representations.

(a)               THE NEW MEMBER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III AND Article IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NONE OF THE EXISTING MEMBER OR THE COMPANY OR ANY AFFILIATE NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN RESPECT OF THE BUSINESS, THE ASSETS OR THE COMPANY, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)           EACH PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE CONDITION, OPERATIONS AND BUSINESS OF THE OTHER PARTY AND IT SUBSIDIARIES AND, WITH RESPECT TO THE NEW MEMBER, THE BUSINESS, THE ASSETS, THE COMPANY AND ITS AFFILIATES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, EACH PARTY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.

(c)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, INCLUDING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III AND Article IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE EXISTING MEMBER’S INTERESTS IN THE COMPANY AND ITS ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE MEMBERSHIP INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE EXISTING MEMBER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE COMPANY AND THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE COMPANY AND THE ASSETS.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS SECTION 11.08 ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

Article XII.
MISCELLANEOUS

Section 12.01    Notices.

(a)           Unless this Agreement specifically requires otherwise, any notice, demand, or request provided for in this Agreement, or served, given, or made in connection with it, shall be in writing and shall be deemed properly served, given, or made if delivered in person or sent by electronic delivery (including delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties or, for purposes of Section 2.07, the New Member Guarantor, or, for purposes of Section 6.05, Sasol Limited, at the addresses specified below (or to any other address or contact information that the receiving Party, the New Member Guarantor or Sasol Limited may designate from time to time in accordance with this Section 12.01):

If to the Existing Member, to:

Sasol Chemicals (USA) LLC

12120 Wickchester Lane
Houston, Texas 77079
Attn: Jennifer Gallagher
Email: jennifer.gallagher@us.sasol.com

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn: Jeffrey Greenberg; Ryan Maierson

Email: Jeffrey.Greenberg@lw.com; Ryan.Maierson@lw.com

and

Kean Miller LLP

400 Convention Street, Suite 700

Baton Rouge, Louisiana 70802

Attention: Isaac McPherson Gregorie, Jr.

Email: mack.gregorie@keanmiller.com

If to Sasol Limited, to:

Sasol Limited

Sasol Place

50 Katherine Street

Sandton

South Africa

2196

Attn: Jennifer Gallagher
Email: jennifer.gallagher@us.sasol.com

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn: Jeffrey Greenberg; Ryan Maierson

Email: Jeffrey.Greenberg@lw.com; Ryan.Maierson@lw.com

and

Kean Miller LLP

400 Convention Street, Suite 700

Baton Rouge, Louisiana 70802

Attention: Isaac McPherson Gregorie, Jr.

Email: mack.gregorie@keanmiller.com

If to the New Member, to:

LyondellBasell LC Offtake LLC

c/o Lyondell Chemical Company
1221 McKinney Street, Suite 700
Houston, TX 77010
Attn: Michael McMurray; Jeffrey Kaplan

Email: Michael.McMurray@lyondellbasell.com; Jeffrey.Kaplan@lyondellbasell.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: William J. Benitez, P.C.; Sean T. Wheeler, P.C.; Ahmed Sidik
Email: william.benitez@kirkland.com; sean.wheeler@kirkland.com; ahmed.sidik@kirkland.com

If to the New Member Guarantor, to:

Lyondell Chemical Company
1221 McKinney Street, Suite 700
Houston, TX 77010
Attn: Michael McMurray; Jeffrey Kaplan
Email: Michael.McMurray@lyondellbasell.com; Jeffrey.Kaplan@lyondellbasell.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: William J. Benitez, P.C.; Sean T. Wheeler, P.C.; Ahmed Sidik
Email: william.benitez@kirkland.com; sean.wheeler@kirkland.com; ahmed.sidik@kirkland.com

If to the Company, to the address specified in the Business Separation Agreement.

(b)           Notice given by personal delivery, mail, or overnight courier pursuant to this Section 12.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 12.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery and provided that each Party shall promptly confirm receipt thereof) if delivered before 8:00 P.M. local time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 P.M. local time on any Business Day or during any non-Business Day at the place of receipt.

Section 12.02    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

Section 12.03    Expenses. Except as otherwise expressly provided in this Agreement (including, for the avoidance of doubt, Section 10.02), whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 12.04    Disclosure Schedule. Each Party may, at its option, include in the Disclosure Schedule items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to that other section, so long as such other section is referenced by applicable cross-reference.

Section 12.05    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 12.06    Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of the New Member and the Existing Member.

Section 12.07    No Third-Party Beneficiary. Except as expressly provided in Section 6.19, Section 6.24, Section 11.02, Section 11.03 and Section 12.14, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 12.08    Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any other Transaction Document, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement or such other Transaction Document.

Section 12.09    Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void ab initio; provided that the New Member may assign this Agreement and any or all of its rights and obligations hereunder to any of its Affiliates without the prior written consent of the Existing Member; provided, further, that no such assignment shall release the New Member from any Liability under this Agreement.

Section 12.10    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 12.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.12    Governing Law; Jurisdiction; Jury Trial Waiver.

(a)           THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), WITHOUT REGARD TO THE LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANY JURISDICTION OTHER THAN DELAWARE.

(b)          THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE OR, IF SUCH FEDERAL COURTS DO NOT HAVE JURISDICTION, THE STATE COURTS LOCATED IN DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FORUM SOLELY IN RESPECT OF ANY DISPUTES RISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NON-APPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)           TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE FORUM.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.12(d).

Section 12.13    Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. The Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, for the avoidance of doubt, any covenants or obligations required by this Agreement to be performed or complied with following the Closing Date), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of the Existing Member, the New Member or the Company, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 12.14    Non-Recourse. Except in the case of fraud, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. Except in the case of fraud, no Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or Liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, except in the case of fraud, (a) each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and other obligations and Liabilities against any such Nonparty Affiliates, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 12.15    Legal Representation. The New Member, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Latham & Watkins LLP and Kean Miller LLP (collectively, “Existing Member’s Counsel”) have acted as counsel for the Existing Member, the Company and their respective Affiliates for several years and that the Existing Member and its Affiliates reasonably anticipate that Existing Member’s Counsel will continue to represent them in future matters. Accordingly, the New Member, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly consents to: (a) Existing Member’s Counsel’s representation of the Existing Member and its respective Affiliates in any post-Closing matter in which the interests of the New Member and the Company, on the one hand, and the Existing Member or its respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which Existing Member’s Counsel may have previously advised the Existing Member, the Company or their respective Affiliates; and (b) the disclosure by Existing Member’s Counsel to the Existing Member or its respective Affiliates of any information learned by Existing Member’s Counsel in the course of its representation of the Existing Member, the Company or their respective Affiliates prior to the Closing Date, whether or not such information is subject to attorney-client privilege or Existing Member’s Counsel’s duty of confidentiality. Furthermore, the New Member, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of the Existing Member or its respective Affiliates by Existing Member’s Counsel in the transactions contemplated by this Agreement, solely to the extent that such information or documentation was privileged as to the Existing Member or its respective Affiliates. The New Member, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any conflict of interest claim against Existing Member’s Counsel in respect of legal services provided to the Company by Existing Member’s Counsel in connection with this Agreement or the transactions contemplated hereby. If and to the extent that, at any time subsequent to the Closing, the New Member or any of its Affiliates (including after the Closing, the Company) shall have the right to waive any attorney-client privilege with respect to any communication between the Company and any Person representing them that occurred at any time prior to the Closing, the New Member, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Existing Member.

Section 12.16    Integrated Agreements. This Agreement and the other Transaction Documents shall be accepted or rejected as an integrated group and cannot be individually accepted or rejected absent the acceptance or rejection of all Transaction Documents. This Agreement and each other Transaction Document is integrated with, and a necessary component of, each other Transaction Document. Each Party hereby acknowledges and agrees that no Party may assert, nor directly or indirectly induce any other Person to assert, that the Transaction Documents do not represent an integrated transaction.

[Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party and, solely for purposes of Section 2.07, the New Member Guarantor, and, solely for purposes of Section 6.05, Sasol Limited, as of the date first above written.

EXISTING MEMBER:

Sasol Chemicals (USA) LLC

By:	/s/ Jennifer K. Gallagher
Name:	Jennifer K. Gallagher
Title:	Corporate Secretary

COMPANY:

Louisiana Integrated PolyEthylene JV LLC

By:	/s/ Jennifer K. Gallagher
Name:	Jennifer K. Gallagher
Title:	Corporate Secretary

SASOL LIMITED,

SOLELY FOR PURPOSES OF SECTION 6.05:
Sasol Limited

By:	/s/ Brad Griffith
Name:	Brad Griffith
Title:	Executive Vice President: Chemicals

Signature Page

Membership Interest Purchase Agreement

NEW MEMBER:

LyondellBasell LC Offtake LLC

By:	/s/ Bhavesh V. Patel
Name:	Bhavesh V. (Bob) Patel
Title:	Chief Executive Officer

NEW MEMBER GUARANTOR,
SOLELY FOR PURPOSES OF SECTION 2.07:

Lyondell Chemical Company

By:	/s/ Bhavesh V. Patel
Name:	Bhavesh V. (Bob) Patel
Title:	Chief Executive Officer

Signature Page

Membership Interest Purchase Agreement

95